Exhibit 10.63
LEASE
     THIS LEASE is made this 2nd day of June, 2006, by and between DUKE SHIRLEY LLC, a Virginia limited liability company hereinafter called “Landlord” and CUISINE SOLUTIONS, INC., a Delaware corporation, hereinafter called “Tenant.”
     WITNESSETH, that for and in consideration of rents and of the covenants hereinafter set forth and of the mutual benefits to be derived hereby, Landlord and Tenant hereinafter covenant and agree as follows:
ARTICLE ONE: PREMISES, LEASE TERM USES AND BASE RENT
     Section 1.01. Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the land and improvements as outlined on the plat attached hereto, as Exhibit A and known as 4100, 4102, 4104, 4106, 4108, 4110, 4112 & 4303 Wheeler Ave., Alexandria, VA. (collectively “Premises I ”) & 4400, 4402 & 4404 Wheeler Ave., Alexandria, VA. (collectively “Premises II”) together Premises I & Premises II are hereinafter referred to as the “Premises.” The Premises are part of Landlord’s multi-tenant real property development known as Duke Shirley Industrial Development (the “Project”).
     Section 1.02. Lease Term. The term of this Lease shall be for a period of 96 months commencing upon June 1, 2006 (“Commencement Date”) and ending on May 31, 2014 (“Lease Term”). If for any reason Landlord cannot deliver possession of the Premises to the Tenant on or before the Commencement Date, Tenant shall not be obligated to pay rent until possession of the Premises is tendered to Tenant. In such event, the Lease Term shall be extended so that the term remains 96 months. If the Premises are delivered on a date other than the first day of the month, rent for that month shall be prorated and the Lease Term shall be extended so that the term shall be 96 months from the last day of the following month. If Tenant occupies the Premises prior to the Commencement Date, occupancy shall be subject to all provisions hereof and shall not advance the last day of the Lease Term, and Tenant shall pay rent for such period at the initial monthly rate set forth below. Notwithstanding anything herein to the contrary, provided Tenant is not in default hereunder, in the event Landlord fails to tender possession of the Premises to Tenant within ninety (90) days following the Commencement Date, Tenant shall have the right to cancel this Lease by giving written notice to Landlord within ten (10) days after the ninety (90) day period ends. If Tenant gives such notice, this Lease shall be cancelled and neither Landlord nor Tenant shall have any further obligations to the other. If Tenant does not give such notice, Tenant’s right to cancel the Lease shall expire, and the Lease Term shall commence upon delivery of possession of the Premises to Tenant.
     Section 1.03. Permitted Uses. A business which receives, processes, cooks, bakes, packs, stores and ships food and food products. Tenant shall use the Premises only for the aforesaid permitted uses and for no other purpose.
     Section 1.04. Base Rent. [Section omitted intentionally]
     Section 1.05. Base Rent Increases. [Section omitted intentionally]

*	If lined out sections herein are not replaced or revised by Lease Addendum No. 1, then such lined out sections are deleted.

     Section 1.06. Security Deposit. [Section omitted intentionally]
     Section 1.07. Holding Over. Tenant shall vacate the Premises upon the expiration or earlier termination of this Lease, Tenant shall reimburse Landlord for and indemnify Landlord against all damages which Landlord incurs from Tenant’s delay in vacating the Premises including but not limited to all attorneys’ fees and all expenses incurred by Landlord as a result of the delay. If Tenant does not vacate the Premises upon the expiration or earlier termination of the Lease and Landlord thereafter accepts rent from Tenant, Tenant’s occupancy of the Premises shall be a “month-to-month” tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy, except that the Base Rent payable during the holdover shall equal 150% of the Base Rent payable in the month immediately before the beginning of the holdover.
     Section 1.08. Late Payments. Tenant hereby acknowledges that late payment by Tenant of Base Rent, Additional Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease. Therefore, if any installment of Base Rent, Additional Rent or any other sum due from Tenant shall not be received by Landlord within five (5) days of the date when such amount is due, Tenant shall pay to Landlord a late charge of five percent (5%) of such overdue amount. Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of twelve percent (12%) per annum (the “Default Rate”) from the date due until paid. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts or the payment of a late charge shall not excuse or cure any default by Tenant under this Lease. If the Default Rate specified in this Lease is higher than the rate permitted by law, the Default Rate is hereby decreased to the maximum legal interest rate permitted by law.
ARTICLE TWO: ADDITIONAL RENT AND OTHER CHARGES PAYABLE BY TENANT
     Section 2.01. Additional Rent. All charges payable by Tenant under this Lease other than Base Rent are deemed “Additional Rent.” The term “rent” shall mean Base Rent and Additional Rent. For any Additional Rent which is based on estimates, there shall be an adjustment between Landlord and Tenant, with payment to or credit given by Landlord (as the case may be) so that Landlord shall receive the entire amount of Tenant’s share of such costs, allocations and expenses for such period.
      Section 2.02. Property Taxes. [Section omitted intentionally]
     (c) Personal Property Taxes. Tenant shall pay or cause to be paid all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to or rented by Tenant. Tenant shall exercise its best efforts to have its personal property taxed separately from the Premises. If any of Tenant’s above-described property is taxed as part of the Project owned by the Landlord, Tenant shall pay Landlord those taxes for Tenant’s property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.
     Section 2.03. Utilities. Tenant shall pay, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Premises. Upon the earlier to occur of the Commencement Date or occupancy date, Tenant shall immediately transfer all separately metered utilities into Tenant’s name. If the Premises do not have separate meters, Landlord and Tenant shall agree on the allocation of utilities in an addendum to this Lease.
     Section 2.04. Insurance by Tenant. Tenant shall, during the Lease Term, procure and keep in force the following insurance:
     (a) Commercial general liability insurance naming Landlord and Landlord’s managing agent for the Project as additional insureds against any and all claims for bodily injury and property damage occurring in, or about the Premises arising out of Tenant’s use and occupancy of the Premises. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with not less than Two Million Dollars ($2,000,000) aggregate limit plus commercial umbrella coverage of at least $1,000,000. If Tenant has other locations that it owns or leases, the policy shall include an aggregate limit per location endorsement. Such liability insurance shall be primary and non-contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease.
     (b) Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises for perils covered by the cause of loss - special form (all risk) and in addition, coverage for flood, earthquake and boiler and machinery (if applicable). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing.
     (c) Workers’ compensation insurance in accordance with statutory law and employers’ liability insurance with a limit of not less than $100,000 per accident, $500,000 for a disease policy limit, and $ 100,000 for disease limit far each employee.
     (d) Such other insurance as Landlord deems necessary and prudent, or as required by Landlord’s beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Project.
     The policies required to be maintained by Tenant shall be issued by companies rated A-13 or better in the most current issue of Best’s Insurance Reports. Insurers shall be licensed to do business in Virginia and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall not exceed $1,000.00 Certificates of insurance (certified copies of the policies may be required) shall be delivered to Landlord prior to the Commencement Date and annually thereafter at least thirty (30) days prior to the expiration date of the old policy. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Project, the Premises, and to Landlord and Managing Agent as required by this Lease. Each policy of insurance shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.
     In the event Tenant does not purchase the insurance required by this Lease or keep the same in full force and effect, after notice to Tenant and Tenant’s continued failure to purchase such insurance for a period of three (3) business days after such notice, Landlord may, but shall not be obligated to, purchase the required insurance and pay the premium. The Tenant shall repay to Landlord, as Additional Rent the amount so paid within 10 days after receipt of written demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all reasonable expenses (including attorneys’ fee) and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain such insurance.
     Section 2.05. Property, Rental Income and Liability Insurance by Landlord. During the Lease Term, Landlord may maintain policies of insurance covering loss of or damage to the Project in the full amount of its replacement value. Such policy may contain an Inflation Guard Endorsement and may provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage and any other perils or coverage which Landlord deems necessary. Landlord shall have the right to obtain commercial general liability insurance and flood and earthquake insurance. Landlord shall not be obligated to obtain insurance on property belonging to Tenant, including but not limited to fixtures or equipment or building improvements installed by Tenant on the Premises. The foregoing notwithstanding, Landlord stall have the right but not the obligation, to maintain insurance coverage on betterments and improvements made to any part of the Project including the Premises. During the Lease Term, Landlord may also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one year’s Base Rent, plus estimated real property taxes, common area maintenance costs and insurance premiums. Tenant shall be liable for the payment of any deductible amount under Tenant’s insurance policies maintained pursuant to this Section and also for Landlord’s deductible under its insurance policies for claims arising in any way from me Premises and/or losses occurring at the Premises. Tenant shall not do or permit anything to be done which invalidates any such insurance policies.
     Section 2.06. Tenant’s Payment of Premiums. [Section omitted intentionally]

     Section 2.07. General Insurance Provisions.
     (a) All policies required of Tenant under this Lease shall contain a provision or endorsement that such policies are primary and noncontributory with respect to any insurance obtained directly by Landlord.
     (b) Any insurance which Tenant is required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than thirty (30) days’ written notice prior to any cancellation or modification of such coverage.
     (c) If Tenant fails to deliver any policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is cancelled or modified thereby reducing coverage during the Lease Term without Landlord’s consent, Tenant shall be in material default and in addition Landlord has the right (i) to declare a material default or (ii) to obtain such insurance, in which case Tenant shall reimburse Landlord for the cost of such insurance within fifteen (15) days after receipt of a statement that indicates the cost of such insurance.
     (d) Landlord makes no representations to Tenant that the limits or forms of insurance coverage required of Tenant and specified above or approved by Landlord are adequate to insure Tenant’s property or Tenant’s obligations or assumption of contractual liability under this Lease, and the limits of any insurance carried by Tenant shall not limit its duties and obligations under this Lease.
     (e) Landlord and Tenant mutually waive their respective rights of recovery against each other for any loss of, or damage to, either party’s property, to the extent that such loss or damage is insured by an insurance policy required to be in effect at the time of such loss or damage. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party.
     Section 2.08. Common Areas; Use, Maintenance and Costs.
     (a) Common Areas. As used in this Lease, “Common Areas” shall mean all areas within the Project which are available for the common use of tenants of the Project and which are not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas. Landlord, from time to time, may change the size, location, nature and use of any of the Common Areas, convert Common Areas into leasable areas, construct additional parking facilities (including parking structures) in the Common Areas, and increase or decrease Common Area land and/or facilities. Tenant acknowledges that such activities may result in inconvenience to Tenant.
     (b) Use of Common Areas. Tenant shall have the nonexclusive right (in common with other tenants and all others to whom Landlord has granted or may grant such rights) to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may establish from time to time. Tenant shall abide by such rules and regulations and shall use its best effort to cause others who use the Common Areas with Tenant’s express or implied permission to abide by Landlord’s rules and regulations. At any time, Landlord may close any Common Areas to perform any acts in the Common Areas as, in Landlord’s judgment, are desirable to improve the Project Tenant shall not interfere with the rights of Landlord, other tenants or any other person entitled to use the Common Areas.

     (c) Maintenance of Common Areas. Landlord shall maintain the Common Areas in good order, condition and repair. Tenant shall pay Tenant’s pro rata share (as determined below) of all costs incurred by Landlord for the operation and maintenance of the Common Areas. Examples of such costs include but are not limited to: expenses for gardening and landscaping; utilities; water and sewage charges; labor; maintenance of project signs (other than tenants’ signs); insurance premiums for workers compensation insurance; all personal property taxes levied on or attributable to personal property used in connection with the Common Areas; straight-line depreciation on personal property owned by Landlord which is consumed in the operation or maintenance of the Common Areas; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Areas; fees for required licenses and permits; repairing, resurfacing, repaying, maintaining, painting, lighting, cleaning, refuse removal; security and similar items; and reserves for roof replacement over Common Areas and exterior painting and other appropriate reserves. Landlord may cause any or all services to be provided by third parties and the cost of such services shall be included in Common Area costs. Common Area costs shall not include depreciation of real property which forms part of the Common Areas.
     Section 2.08(c) is continued in Lease Addendum No. 1.
     (d) Tenant’s Share and Payment. Tenant shall pay to Landlord as Additional Rent Tenant’s pro rata share of all Common Area costs (prorated for any fractional month). Tenant’s pro rata share shall be calculated by dividing the square foot area of the Premises (66,000 ___ square feet) which excludes basement areas used only for storage by the aggregate of such square foot area of the Project which is leased or held for lease by tenants (390,200 square feet). Tenant’s initial monthly pro rata share is $1,447.70 which is due and payable by Tenant to Landlord on the first of each month during the Lease Term without deduction, setoff or demand. The foregoing shall be subject to adjustment based on changes in costs and/or leasable square footage. Landlord shall have the right at Landlord’s election, to estimate in advance and charge to Tenant all Common Area costs payable by Tenant hereunder. At Landlord’s election, such statements of estimated Common Area costs shall be delivered monthly, quarterly or at any other periodic intervals to be designated by Landlord. Landlord may adjust such estimates at any time based upon Landlord’s experience and reasonable anticipation of costs. Such adjustments shall be effective as of the next rent payment date after notice to Tenant. Within ninety(90) days after the end of each calendar year of the Lease Term, Landlord shall deliver to Tenant a statement setting forth, in reasonable detail, the Common Area costs paid, allocated or incurred by Landlord during the preceding calendar year and Tenant’s pro rata share. Upon receipt of such statement, there shall be an adjustment between Landlord and Tenant, with payment to or credit given by Landlord (as the case may be) so that Landlord shall receive the entire amount of Tenant’s share of such costs, allocations and expenses for such period.
     Section 2.09. Application of Money Received. Money received by Landlord from Tenant shall be applied first to attorneys’ fees, then to costs, then to interest, then to rent.
ARTICLE THREE: USE PREMISES
     Section 3.01. Manner of Use. Tenant shall not cause or permit the Premises to be used in any way which constitutes a violation of any law, ordinance, or governmental regulation or order, which annoys or interferes with the rights of tenants of the Project, or which constitutes a nuisance or waste. Tenant shall obtain and pay for all permits, including a Certificate of Occupancy, required for Tenant’s occupancy of the Premises and shall promptly take all actions at Tenant’s expense necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements affecting the Premises or the use thereof including but not limited to the Occupational Safety and Health Act. Tenant shall abide by all rules made by Landlord for the use of the Premises and common areas. Except for areas which are designated in writing for storage, Tenant shall not store any property outside of that portion of the building or buildings which comprise the Premises. Tenant shall not park any of its vehicles whether owned or leased nor permit any of its employees to park their vehicles in any public street which is contiguous to any part of the Project.
     Section 3.02. Hazardous Substances. [Section omitted intentionally].

     Section 3.03. Signs and Auctions. Tenant shall install signs on the Project only as permitted by the Landlord in writing. Such signs shall become improvements to the Project and shall belong to the Landlord. In the event that any sign or sign-box is damaged or destroyed. Tenant shall be responsible for its replacement or repair. Tenant shall maintain the signs and sign-box in an attractive, first-class and fully operative condition, and shall immediately replace any non-working light bulbs or ballast. Tenant agrees to use on a exclusive basis the sign company designated by Landlord for all installations, repairs, servicing or replacement of signs or the sign-box. Tenant shall not conduct or permit any auctions or sheriffs sales at the Premises.
     Section 3.04. Indemnity.
     (a) Subject to the provisions of Section 2.07(e) hereof, Tenant shall indemnify, hold harmless, and defend Landlord (except for Landlord’s gross negligence or willful misconduct) against all claims, losses and liabilities for injury or death to any person or for damage to or loss of use of any property arising out of any occurrence in, on or about the Project, if caused or contributed to by Tenant or Tenant’s employees, agents or invitees, or arising out of any occurrence in, upon or at Premises, or on account of the use, condition, occupational safety or occupancy of the Project or Premises.

Such indemnification shall include and apply to reasonable attorneys’ fees, investigation costs, and other costs actually incurred by Landlord. Tenant shall further indemnify, defend and hold harmless Landlord from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease. The provisions of this Section shall survive the expiration or termination of this Lease with respect to any damage, injury, death, breach or default occurring prior to such expiration or termination. This Lease is made on the express conditions that Landlord shall not be liable for, or suffer loss by reason of, injury to person or property, from whatever cause, in any way connected with the condition, use, occupational safety or occupancy of the Project or Premises specifically including, without limitation, any liability for injury to the person or property of Tenant or Tenant’s employees, agents or invitees.
     (b) Tenant and all those claiming by, through or under Tenant shall store their property in and shall occupy and use the Premises and any improvements therein and appurtenances thereto and all other portions of the Project solely it their own risk, and Tenant and all those claiming by, through or under Tenant hereby release Landlord, to the full extent permitted by law, from all claims of every kind, including loss of life, personal or bodily injury, damage to merchandise, equipment, fixtures or other property, or damage to business or for business interruption, arising, directly or indirectly, out of or from or on account of such occupancy and use or resulting from any present or future condition or state of repair thereof.
     (c) In addition, if Tenant breaches any of the provisions of this Lease regarding Hazardous Substances, or if the presence of Hazardous Substances on the Premises and Project (due to the acts or omissions of Tenant, its employees, agents, invitees and trespassers in the Premises) results in contamination of or damage to the Premises, or if contamination of or damage to the Premises by Hazardous Substances otherwise occurs for which Tenant is legally liable to Landlord, then Tenant shall indemnify, defend and hold Landlord, its lenders, any managing agents and leasing agents of the Project and their respective agents, partners, members, officers, directors and employees harmless from and against any and all claims, judgments, damages (both compensatory and punitive), demands, actions, penalties, fines, costs, liabilities or losses which arise during or after the Lease Term as a result of such contamination by Hazardous Substances, including, without limitation, (i) diminution in value of the Premises (ii) damages for the loss or restriction of use of the Premises and any of the gross rentable floor space or Common Areas of the Project or of any amenity of the Premises or Project, (iii) damages arising from any adverse impact on marketing of space, and (iv) sums paid in settlement of claims, attorneys’ fees, consulting fees and expert fees. This indemnification of Landlord by Tenant shall include, without limitation, all costs incurred in connection with any investigation of site conditions or any clean up, remedial, removal or restoration work required by any court or by any federal, state or local governmental authority because of Hazardous Substances present in the soil, sewer or ground water on or under the Premises or the Project. Further, Tenant shall promptly and at its sole expense take all action necessary to return the Premises and the Project to the condition existing prior to the introduction of any Hazardous Substances to the Premises provided, however, that Landlord’s approval of such action shall first be obtained. The foregoing indemnification and responsibility of Tenant, to the extent permitted by law, shall survive expiration or termination of this Lease.
     (d) Landlord shall not be responsible or liable at any time to Tenant, or to those claiming by, through or under Tenant, for any loss of life, bodily or personal injury, or damage to property or business, or for business interruption, that may be occasioned by or through the acts, omissions or negligence of any other persons, or other lessees or occupants of any portion of the Project.
     (e) Landlord shall not be responsible or liable at any time for any defects, latent or otherwise in any building or improvements in the Project including the Premises or in any of the equipment, machinery, utilities, appliances or apparatus therein, nor shall Landlord be responsible or liable at any time for loss of life, or injury or damage to any person or to any property or business of Tenant, or those claiming by, through or under Tenant, caused by or resulting from the bursting, breaking, leaking, running, seeping, overflowing or backing up of water, steam, gas, sewage, snow or ice in any part of the Premises or caused by or resulting from act of God or the elements, or resulting from any defect or negligence in the occupancy, construction, operation or use of any building or improvements in the Project, including the Premises.
     (f) Tenant shall give prompt notice to Landlord in case of fire or other casualty or accidents in the

Premises or of any defects therein or in any of its fixtures, machinery or equipment.
     (g) In case Landlord shall be made a party to any third party litigation commenced by or against Tenant, unless Landlord has been grossly negligent or engaged in willful misconduct, then Tenant shall indemnify and hold Landlord harmless therefrom and shall pay Landlord all costs and expenses, including reasonable attorneys’ fees, which Landlord may sustain by reason thereof.
     (h) Tenant expressly acknowledges that all of the foregoing provisions of this Section shall apply and become effective from and after the date Landlord shall deliver possession of the Premises to Tenant in accordance with the terms of this Lease.
     Section 3.05. Landlord’s Access. Landlord or its agents may enter the Premises at all reasonable times to show the Premises to potential buyers, investors, tenants or other parties; to do any other act or to inspect and conduct tests in order to monitor Tenant’s compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Substances; or for any other purpose Landlord deems necessary. Landlord shall give Tenant prior notice of such entry, except in the case of an emergency. Landlord may place customary “For Sale” or “For Lease” signs on the Premises.
     Section 3.06. Quiet Possession. If Tenant pays the rent and complies with all other terms of this Lease, Tenant may occupy and enjoy the Premises for the full Lease Term, subject to the provisions of this Lease.
     Section 3.07. Disposition of Trash. Tenant agrees that all trash shall be placed inside a dumpster with care. The dumpster is to be provided and maintained by the Tenant. Tenant is to be responsible for the prompt disposal of any trash that may overflow the dumpster. Tenant further agrees to comply with all city/county regulations applicable to the Premises for the storage and removal of garbage, trash, refuse and recyclables.
ARTICLE FOUR: CONDITION OF PREMISES; MAINTENANCE, REPAIRS AND ALTERATIONS
     Section 4.01. Existing Conditions. Tenant accepts the Premises in its “as is” condition as of the execution of the Lease, subject to all recorded matters, laws, ordinances, and governmental regulations and orders. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or promises as to the condition of the Premises or the suitability of the Premises for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of and inquiry regarding the condition of the Premises and is not relying on any representations of Landlord or any Broker with respect thereto.
     Section 4.02. Exemption of Landlord from Liability. Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other person in or about the Premises, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas, wind or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Premises or upon other portions of the Project, or from other sources or places; or (d) any act or omission of any other tenant of the Project. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant.
     Section 4.03. Landlord’s Obligations. [Section omitted intentionally].

     Section 4.04. Tenant’s Obligations.
     (b) Tenant shall promptly reimburse Landlord for all costs incurred repairing damages to any paved area of the Project where such damage is caused by Tenant’s abuse of such area. Tenant agrees that where any tractor cab is disconnected from its trailer, Tenant shall use 2“xl2“xl8” blocks under the landing gear of the trailer to prevent damage to the asphalt paving.
     (c) Tenant shall fulfill all of Tenant’s obligations under this Section at Tenant’s sole expense. If Tenant fails to maintain, repair or replace the Premises as required by this Section, Landlord may, upon ten (10) days’ prior written notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Premises and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair within ten (10) days after demand.
     Section 4.05. Alterations, Additions, and Improvements.
     (a) Tenant shall not make any alterations, additions, or improvements to the Premises without Landlord’s prior written consent. Landlord may require Tenant to provide demolition, lien, payment and/or completion bonds in form and amount satisfactory to Landlord. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Section upon Landlord’s written request. All alterations, additions, and improvements shall be done in a good and workmanlike manner, in conformity with all applicable laws and regulations, and by a contractor approved by Landlord. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, copies of all building permits and approvals and proof of payment for all labor and materials.
     (b) Tenant shall pay when due all claims for labor and material furnished to the Premises at Tenant’s request or for which Tenant is responsible under this Lease. Tenant shall give Landlord at least twenty (20) days’

prior written notice of the commencement of any work on the Premises, regardless of whether Landlord’s consent to such work is required. Landlord shall have no responsibility for paying for any such work whether consented to by Landlord or not.
     (c) Tenant shall not permit the lien of any contractor, subcontractor, mechanic, materialman, laborer, architect or any other person or entity arising out of work, material or services performed, supplied or contracted for by Tenant or those claiming by, through or under Tenant to be or remain a lien upon the leasehold or the Premises beyond thirty (30) days after such line attaches unless Tenant bonds off such liens. Tenant shall reimburse Landlord upon demand for all reasonable attorney’s fees and expenses Landlord incurs in the event a mechanic’s lien is filed against either the leasehold or the Premises.
     (d) and (e) are set forth in Addendum No. 1.
     Section 4.06. Condition upon Termination.
     [Section omitted intentionally]
ARTICLE FIVE: DAMAGE OR DESTRUCTION
     Section 5.01. Partial Damage to Premises.
     [Section omitted intentionally]

     Section 5.02. Substantial or Total Destruction. Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Premises caused by fire or other casualty. If the Premises are substantially or totally destroyed by any cause whatsoever (i.e., the damage to the Premises is greater than partial damage as described in Section 5.01, and regardless of whether Landlord receives any insurance proceeds, this Lease shall terminate as of the date the Tenant notifies Landlord that destruction occurred. Notwithstanding the preceding sentence, if the Premises can be rebuilt within six (6) months after the date of destruction, Landlord may elect to rebuild the Premises at Landlord’s own expense, in which case this Lease shall remain in full force and effect. Landlord shall notify Tenant in writing of such election within sixty (60) days after Tenant’s notice of the occurrence of total or substantial destruction. If the Premises has not been fully restored within the six (6) months through no fault of the Landlord, Landlord shall have the right to complete the restoration, provided it shall use reasonable diligence in doing so, without affording the Tenant the right to cancel this Lease. If the destruction was caused by an act or omission of Tenant or Tenant’s employees, agents, contractors or invitees, Tenant shall pay Landlord the difference between the actual cost of rebuilding and any insurance proceeds received by Landlord.
     Section 5.03. Temporary Reduction of Rent. If the Premises are destroyed or damaged and Landlord or Tenant repairs or restores the Premises pursuant to the provisions of this Article Five, any rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Premises is impaired. However, the reduction shall not exceed the sum of one year’s payment of Base Rent and Additional Rent. Except for such possible reduction in Base Rent and Additional Rent, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Premises.
     Section 5.04. Waiver. [Section omitted intentionally]
ARTICLE SIX: CONDEMNATION
     If all or any portion of the Premises are taken under the power of eminent domain or sold under the threat of that power (all of which are called “Condemnation”), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than fifty percent (50%) of the floor area of the building in which the Premises are located, or which is located on the Premises, is taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Premises not taken, except that the Base Rent and Additional Rent shall be reduced in proportion to the reduction in the floor area of the Premises. Any Condemnation award or payment shall be distributed in the following order: (a) first, to any ground lessor, mortgagee or beneficiary under a deed of trust encumbering the Premises, the amount of its interest in the Premises; (b) second, to Tenant, only the amount of any award specifically designated for loss of or damage to Tenant’s trade fixtures or removable personal property; and (c) third, to Landlord, the remainder of such award, whether as compensation for reduction in the value of the leasehold, the taking of the fee, or otherwise. If this Lease is not terminated, Landlord shall repair any damage to the Premises caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord’s expense.
ARTICLE SEVEN: ASSIGNMENT AND SUBLETTING
     Section 7.01. [Section omitted intentionally]
     Section 7.02. No Release of Tenants. [Section omitted intentionally]
     Section 7.03. Landlord’s Consent. [Section omitted intentionally]
     Section 7.04. Excess Rent. [Section omitted intentionally]
ARTICLE EIGHT: DEFAULTS; REMEDIES
     Section 8.01. Default - Remedies.
     (a) The occurrence of one or more of the following events shall constitute a material default and breach of this Lease by Tenant if not cured within 7 days after written notice from Landlord (“Event of Default”):
(1)	Failure by Tenant to make payment of any Base Rent, Additional Rent, or any other payment required to be made by Tenant hereunder, as and when due, and such a failure shall continue for a period of five (5) days;

(2)	The making by Tenant (or any guarantor) of any assignment or arrangement for the benefit of creditors;

(3)	The filing by Tenant (or any guarantor) of a petition in bankruptcy or for any other relief under Title 11 of the United States Code (“Bankruptcy Code”), or the insolvency laws of any state, or any other applicable statute (“Insolvency Laws”);

(4)	The levying of an attachment, execution or other judicial seizure upon the Tenant’s property in the Premises or interest under this Lease, which is not satisfied or released or the enforcement thereof superseded by an appropriate proceeding within thirty (30) days thereafter;

(5)	The filing of an involuntary petition in bankruptcy or for reorganization or arrangement under fee Bankruptcy Code or Insolvency Laws against Tenant (or any guarantor) and such involuntary petition is not withdrawn, dismissed, or discharged within sixty (60) days from the filing thereof,

(6)	The appointment of a receiver or trustee to take possession of the property of Tenant (or any guarantor) or of Tenant’s (or any guarantor’s) business or assets and the order or decree appointing such receiver or trustee shall have remained in force undischarged for thirty (30) days after the entry of such order or decree;

(7)	The vacating or abandonment of the Premises;

(8)	The failure by Tenant to furnish to Landlord any statement required herein within ten (10) days after written request therefor;

(9)	The failure by Tenant to maintain any insurance required herein;

(10)	An assignment, subletting, pledge, mortgage, or other transfer of this Lease or the Premises by Tenant, or any transfer of any interest in the Tenant in violation of Section 7.01 or 7.02 of this Lease; and

(11)	The failure by Tenant to perform or observe any other term, covenant, agreement or condition to be performed or kept by the Tenant under the terms, conditions, or provisions of this Lease; and such failure shall continue for a period of thirty (30) days after written notice from Landlord to Tenant of such failure; and
     (b) If an Event of Default shall have occurred, Landlord shall have (in addition to all other rights and remedies provided by law or otherwise provided by this Lease) the right, at the option of the Landlord, then or at any time thereafter while such Event of Default shall continue, to elect any one or more of the following:
(1)	To continue this Lease in full force and effect (so long as Landlord does not terminate this Lease), and Landlord shall have the right to collect Base Rene, Additional Rent and other charges when due for the remainder of the Lease Term; and/or

(2)	To cure such default or defaults at its own expense and without prejudice to any other remedies which it might otherwise have; and any payment made or expenses incurred by Landlord in curing such default with interest thereon at the Default Rate to be and become Additional Rent to be paid by Tenant with the next installment of Rent falling due thereafter; and/or

(3)	To re-enter the Premises, without notice, and dispossess Tenant and anyone claiming through or under Tenant by summary proceedings or otherwise, and remove their effects, and take complete possession of the Premises and either (a) declare this Lease terminated and the Lease Term ended, or (b) elect to continue this Lease in full force and effect, but with the right at any time thereafter to declare this Lease terminated and the Lease Term ended. In such re-entry, Landlord may, with or without process of law, remove all persons from the Premises, and Tenant hereby covenants in such event, for itself and all others occupying the Premises under Tenant, to peacefully yield up and surrender the Premises to Landlord. If Landlord elects to terminate this Lease and/or elects to terminate Tenant’s right of possession, every obligation of Landlord contained in this Lease shall cease without prejudice to Tenant’s liability for all Base Rent, Additional Rent, and other sums owed by Tenant herein.
     Should Landlord declare this Lease terminated and the Lease Term ended (pursuant to Section 8.01(b)(3)(a) above), the Landlord shall be entitled to recover from Tenant the Base Rent, Additional Rent, and all other sums due and owing by Tenant to the date of termination, plus the costs of curing all Tenant’s defaults existing at or prior to the date of termination, plus the costs of recovering possession of the Premises, plus the costs of reletting the Premises including, but not limited to repairs to the Premises, costs to prepare and refinish the Premises for reletting, leasing commissions, rental concessions, and reasonable legal fees and costs, plus other actual damages suffered or incurred by Landlord due to all Events of Default (including without limitation, late fees or other charges incurred by Landlord under any mortgage), plus the deficiency, if any, between Tenant’s Base Rent and Additional Rent for the balance of the Lease Term and the rent obtained by Landlord under another lease for the Premises for the balance of the Lease Term remaining under this Lease on the date of termination.
     Should Landlord elect to continue this Lease (pursuant to Section 8.01(b)(3)(b) above), Landlord shall be entitled to recover from Tenant the Base Rent, Additional Rent and all other sums due and owing by Tenant up to the date of dispossession, plus the costs of curing all Events of Default existing at or prior to the date of dispossession, plus the Base Rent, Additional Rent and all other sums owed by Tenant on a continuing basis as said amounts accrue to the end of the Lease Term, less the rental which Landlord receives during such period, if any, from others to whom the Premises may be relet, plus the cost of recovering possession of the Premises, plus the costs of reletting including, but not limited to repairs to the Premises, costs to prepare and refinish the Premises for reletting, leasing commissions, rental concessions, and legal fees and costs. Any suit brought by Landlord to enforce collection of such deficiency for any one month shall not prejudice Landlord’s right to enforce the collection of any deficiency for any subsequent month in subsequent separate actions, or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights as set forth herein and Landlord’s cause of action shall be deemed not to have accrued until the expiration of the Lease Term), and it being further understood that if Landlord elects to bring suits from time to time prior to reletting the Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any rent, additional rent or other sums that are or may be projected to be received by Landlord upon a subsequent reletting of the Premises. In the event that Landlord relets the Premises together with other premises or for a term extending beyond the scheduled expiration of the Lease Term, it is understood that Tenant will not be entitled to apply against Landlord’s damages any rent, additional rent or other sums generated or projected to be generated by either such other premises or the period extending beyond the scheduled expiration of the Lease Term.
     In lieu of the amounts recoverable by Landlord pursuant to the two immediately preceding paragraphs, but in addition to other remedies and amounts otherwise recoverable by Landlord in this Lease, Landlord may, at its sole election, (i) terminate the Lease, (ii) collect all Base Rent, Additional Rent, and other sums due and owing by Tenant up to the date of termination, and (iii) accelerate and collect Base Rent, Additional Rent and all other sums required to be paid by Tenant through the remainder of the Lease Term (“Accelerated Rent”), which Accelerated Rent shall be discounted to present value using an interest rate equal to five percent (5.0%) per annum (“Present Value Accelerated Rent”). Landlord shall use commercially reasonable efforts to relet and rent the Premises with or without advertising for the remainder of the Lease Term, or for such longer or shorter period as Landlord shall deem advisable. In the event Landlord is successful in reletting the Premises for any part of the remainder of the Lease

Term, and provided Tenant has paid to Landlord all sums required to be paid by Tenant pursuant to this paragraph, Landlord shall forward to Tenant the real associated with such reletting (“Reletting Rent”) as and when the Reletting Rent is collected by Landlord, Notwithstanding the previous sentence, Landlord shall forward to Tenant any Reletting Rent only (i) after Landlord has first been reimbursed from the Reletting Rent for any and all costs associated with such reletting including, but not limited to repairs to the Premises, costs to prepare and refinish the Premises for reletting, leasing commissions, rental concessions, and legal fees; and (u) until the earlier of (a) the last day of the Lease Term, or (b) the point in time Tenant has been reimbursed, in the aggregate, an amount equivalent to the Present Value Accelerated Rent actually paid to Landlord pursuant to this paragraph. In no event shall Landlord be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or to collect any rent due upon, such reletting.
     (c) Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does hereby specifically waive and surrender any and all rights and privileges, so far as is permitted by law, which Tenant and all such persons might otherwise have under any present or future law (1) to the service of any notice to quit or of Landlord’s intention to re-enter or to institute legal proceedings, which notice may otherwise be required to be given, (2) to redeem the Premises, (3) to re-enter or repossess the Premises, (4) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court or judge, or any re-entry by Landlord, or any expiration or termination of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease, or (5) which exempts property from liability for debt or for distress for rent. Tenant hereby consents to the exercise of personal jurisdiction over it by any federal or local court in the jurisdiction in which the Premises are located.
     (d) No re-entry by Landlord or any action brought by Landlord to remove Tenant from the Premises shall operate to terminate this Lease unless Landlord shall have given written notice of termination to Tenant, in which event Tenant’s liability shall be as above provided. No right or remedy granted to Landlord herein is intended to be exclusive of any other right or remedy, and each and every right and remedy herein provided shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing in law or equity or by statute. In the event of termination of this Lease, Tenant waives any and all rights to redeem the Premises either given by any statute now or hereinafter enacted.
     (e)
(1)	In addition to any and all other remedies, Landlord may restrain any threatened breach of any covenant, condition or agreement herein contained, but the mention herein of any particular remedy or right shall not preclude the Landlord from any other remedy or right it may have either at law or equity, or by virtue of some other provision of this Lease; nor shall the consent to one act, which would otherwise be a violation or waiver of or redress for one violation either of covenant, promise agreement undertaking or condition, prevent a subsequent act which would originally have constituted a violation from having all the force and effect of any original violation.

(2)	Receipt by Landlord of Base Rent or other payments from the Tenant shall not be deemed to operate as a waiver of any rights of the Landlord to enforce payment of any Base Rent. Additional Rent, or other payments previously due or which may thereafter become due, or of any rights of the Landlord to terminate this Lease or to exercise any remedy or right which otherwise might be available to the Landlord, the right of Landlord to declare a forfeiture for each and every breach of this Lease is a continuing one for the life of this Lease.
     Section 8.02. Landlord’s Lien. As security for the performance of Tenant’s obligations under this Lease, Tenant grants to Landlord a lien upon and a security interest in Tenant’s existing or hereafter acquired personal property, inventory, furniture, furnishings, fixtures, equipment, licenses, permits, and all other tangible and intangible property, assets and accounts, and all additions, modifications, products and proceeds thereof, including, without limitation, such tangible property which has been used at the Premises, purchased for use at the Premises, located at any time in the Premises or used or to be used in connection with the business conducted or to be conducted in the Premises, whether or not the same may thereafter be removed from the Premises (the “Collateral”). Such lien shall be in addition to all rights of distraint available under applicable law. During the Lease Term, Tenant shall not sell, transfer or remove from the Premises any of the aforementioned tangible property without Landlord’s prior written consent, unless the same shall be promptly replaced with similar items of comparable value or the same is done in the ordinary course of Tenant’s business and will not materially and adversely affect the net worth of Tenant. In order to further assure Tenant’s performance of its obligations under this Lease, Tenant covenants that during the Lease Term, it win not convey or otherwise transfer its assets or permit its assets to be encumbered to the extent that any such conveyance, transfer or encumbrance is not done in the ordinary course of Tenant’s business or would materially and adversely affect the net worth of Tenant. The Tenant hereby irrevocably authorizes the Landlord at any tune and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral as hereinabove described, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Tenant is an organization, the type of organization and any organization identification number issued to the Tenant and, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. In the event of Default under the Lease, in addition to all other remedies, the Landlord shall have all rights and remedies of a secured party under the Uniform Commercial Code. Landlord also shall, to the extent permitted by law, have (in addition to all other rights) rights of distress for all Base Rent, Additional Rent and any other sums payable under this Lease. Notwithstanding the foregoing, if Tenant purchases specific equipment or trade fixtures for installation at the Premises the Landlord agrees to*
ARTICLE NINE: PROTECTION OF LENDERS
     Section 9.01. Subordination. [Section omitted intentionally].
     Section 9.02. Estoppel Certificates.
     (a) Upon Landlord’s written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other representations or information with respect to Tenant or the Lease as Landlord may reasonably request or

*	subordinate its liens to the purchase money lien against the specific equipment or trade fixtures being purchased.

which any prospective purchaser or encumbrancer of the Premises may require. Tenant shall deliver such statement to Landlord within ten (10) days after Landlord’s request. Landlord may give any such statement by Tenant to any prospective purchaser or encumbrancer of the Premises. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.
     Section 9.03. Tenant’s Financial Condition. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as Landlord reasonably requires to verify fee net worth of Tenant or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the financing or refinancing of the Premises. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease.
ARTICLE TEN: LEGAL COSTS
     Section 10.01. Legal Proceedings. If Tenant shall be in breach or default under this Lease, Tenant shall reimburse the Landlord upon demand for any costs or expenses that the Landlord incurs in connection with any breach, or default of the Tenant under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Tenant shall also indemnify Landlord against and bold Landlord harmless from all costs, expenses, demands and liability Landlord may incur if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any reasonable legal fees or costs Landlord incurs in any such claim or action.
     Section 10.02. Landlord’s Consent. Tenant shall pay Landlord’s actual attorneys’ fees incurred in connection with Tenant’s request for Landlord’s consent under Article Seven (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.
ARTICLE ELEVEN: MISCELLANEOUS PROVISIONS
     Section 11.01. Landlord’s Liability; Certain Duties.
     (a) As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Premises or Project or the leasehold estate under a ground lease of the Premises or Project at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease.
     (b) Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord. Landlord shall not be in default under this Lease unless Landlord fails to cure such non-

performance within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30)-day period and thereafter diligently pursued to completion.
     (c) Notwithstanding any term or provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord’s interest in the Premises and the Project, and neither the Landlord nor its partners, shareholders, officers or other principals shall have any personal liability under this Lease.
     Section 11.02. Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.
     Section 11.03. Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Premises with Tenant’s expressed or implied permission and anyone who is in or on the Project as a result of Tenant conducting its business on a part of the Project.
     Section 11.04. Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements and discussions either oral or written have been incorporated in this agreement and are void and of no further force or effect. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.
     Section 11.05. Notices. All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid.
     Notices to Tenant shall be delivered to the address set forth under Tenant’s signature to this Lease, except that upon Tenant’s taking possession of the Premises, the Premises shall be Tenant’s address for notice purposes. Notices to Landlord shall be delivered to the address specified in Section 1.04 above. Notices personally delivered shall be effective upon delivery. Notices sent by certified mail shall be effective one day after the date mailed. Landlord may change its notice address upon written notice to the Tenant.
     Section 11.06. Waivers. All waivers must be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. Landlord’s acceptance of rent after the same is due with a late charge on one or more occasions shall not be a waiver and shall not prevent Landlord from exercising any remedy for Tenant’s failure to timely pay rent coming due after the Landlord has accepted a late payment and late charge. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant; negotiate such check without being bound to the conditions of such statement.
     Section 11.07. No Recordation. Tenant shall not record this Lease without prior written consent from Landlord.
     Section 11.08. Binding Effect; Choice of Law. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the Commonwealth of Virginia shall govern this Lease excluding its choice of law provisions.
     Section 11.09. Corporate Authority; Partnership Authority. If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation. If Tenant is a partnership, each, person or entity signing this Lease for Tenant represents and warrants that he or it is a general partner of the Partnership, that he or it has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership, Tenant shall give written notice to Landlord of any general partner’s withdrawal or addition.
     Section 11.10. Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.
     Section 11.11. Force Majeure. [Section omitted intentionally].
     Section 11.12. Execution of Lease. This Lease maybe executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord’s delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.
     Section 11.13. Survival. All representations and warranties of Tenant shall survive expiration or other termination of this Lease.
     Section 11.14. Relationship of Parties. The relationship between the parties is that of Landlord and Tenant only. It shall not be construed as or maintained to be that of principal and agent, or of partners or of joint venturers.
     Section 11.15. Waiver of Jury Trial. Landlord and Tenant hereby waive any right to a jury trial and agree that any dispute shall be heard by way of a bench trial.
     Section 11.16. Covenants and Conditions. Tenant’s performance of each of Tenant’s obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Premises is conditioned upon such performance, and time is of the essence in the performance of all such covenants and conditions.
     Section 11.17. Entire Agreement. This Lease together with any Exhibits and addendums, embodies the entire agreement and understanding between the parties and supersedes all prior negotiations, agreements and understandings. Any provision of this Lease may be modified, waived or discharged only by an instrument in writing signed by both parties.
For new Sections 11.18, 11.19 and 11.20 see Lease Addendum No. 1.
ARTICLE TWELVE: BROKERS
     Section 12.01. Broker’s Fee. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than NONE and                                                             in the negotiating or making of this Lease, and Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys’ fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Project or Premises or claiming to have caused Tenant to enter into this Lease. Landlord shall not be obligated to pay any commission arising from this Lease except to its listing broker based on their written contract.
ARTICLE THIRTEEN: COMPLIANCE
     Tenant agrees to comply, at its expense, with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the Tenant, the subject matter of this Agreement, and the Premises including but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment In Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.
ARTICLE FOURTEEN: ADDENDUM
     The following Addendum is attached hereto and incorporated as a part of this Lease: Lease Addendum No. 1.
     Landlord and Tenant have signed and sealed this Lease on the dates specified adjacent to their signatures below and have initiated the plat and Addendum, if any, which are attached to or incorporated by reference in this Lease.

LANDLORD:

/s/ Duke Shirley LLC
6.7.06
Date	By:	/s/ Douglas C. McPherson	(SEAL)
	Name:	Douglas C. McPherson
	Title:	President
	Address:	4305 Wheeler Avenue Alexandria, Virginia 22304

TENANT:

/s/ Cuisine Solutions. Inc.
06/02/06
Date	By:	/s/ Thomas Gregg	(SEAL)
	Name:	Thomas Gregg
	Title:	President
	Address:	85 S. Bragg St. #600 Alexandria, VA 22312

LEASE ADDENDUM NO. 1
     This Lease Addendum No. 1 to the Lease is made as of the 2nd day of June , 2006 by and between DUKE SHIRLEY LLC (“Landlord”), a Virginia Limited Liability Company and CUISINE SOLUTIONS, INC., a Delaware Corporation (“Tenant”).
WITNESSETH
     WHEREAS, the Landlord and Tenant are parties to a Lease of even date for the Premises known as 4100, 4102, 4104, 4106, 4108, 4110, 4112, 4303, 4400, 4402 and 4404 Wheeler Avenue, Alexandria, Virginia, (the “Lease”); and
     WHEREAS, the parties desire to amend the Lease by this Lease Addendum No. 1.
     NOW THEREFORE in consideration of the recitals above which are made a part of this Lease Addendum No. 1 and the rents, covenants and conditions hereinafter set forth, Landlord and Tenant agree as follows:
     The following Sections or subparagraphs are substituted for the existing Sections or subparagraphs of the Lease or are otherwise added to the Lease.
     Section 1.04. Base Rent.
     (a) Base Rent For Premises I Beginning June 1, 2006. On June 2, 2006, Tenant shall pay Landlord June 2006 rent for Premises I in the amount of $25,932.78 (“Base Rent”). On the first day of the second month and each month thereafter through the eleventh month of the Lease Term, Tenant shall pay Landlord the Base Rent in advance, without demand, notice, deduction, offset, or counterclaim. All Base Rent shall be payable at 4305 Wheeler Avenue, Alexandria, Virginia 22304 or at such other place as Landlord may designate in writing. Landlord has the right to require the monthly payments to be made by cashier’s check or certified check if any check of Tenant received by Landlord is dishonored.
     (b) Base Rent for Premises II Beginning June 1, 2006. On June 2, 2006, Tenant shall pay Landlord for June, 2006 rent for Premises II in the amount of $11,400.00 (“Base Rent”). On the first day of the second month and each month thereafter through the eleventh month of the Lease Term, Tenant shall pay Landlord the Base Rent in advance, without demand, notice, deduction, offset, or counterclaim. All Base Rent shall be payable at 4305 Wheeler Avenue, Alexandria, Virginia 22304 or at such other place as Landlord may designate in writing. Landlord has the right to require the monthly payments to be made by cashier’s check or certified check if any check of Tenant received by Landlord is dishonored.
     (c) Base Rent for Premises I Beginning May 1, 2008. On May 1, 2008, Tenant shall pay Landlord May 2008 rent for Premises I in the amount of $30,920.00

(“Base Rent”). On the first day of June, 2008 and first day of each month thereafter through April, 2009, Tenant shall pay Landlord the Base Rent in advance, without demand, notice, deduction, offset, or counterclaim. All Base Rent shall be payable at 4305 Wheeler Avenue, Alexandria, Virginia 22304 or at such other place as Landlord may designate in writing. Landlord has the right to require the monthly payments to be made by cashier’s check or certified check if any check of Tenant received by Landlord is dishonored.
     Section 1.05. Base Rent Increases.
     (a) Base Rent Increase for Premises I Beginning May 1, 2007. Effective on May 1, 2007 and on each anniversary thereafter during the Lease Term (the “Rental Adjustment Date”), except for May 1, 2008 which shall be governed by Section 1.04(c) above, the Base Rent then in effect for Premises I shall be increased by the greater of either (i) three and seventy-five hundredths percent (3.75%) or (ii) the percentage increase in the Consumer Price Index for all Urban Consumers (CPI-U) 1982-1984 equals one hundred, all items, U.S. city average of the U.S. Department of Labor, Bureau of Labor Statistics (the “Index”) for the March immediately prior to the Rental Adjustment Date over the Index for March of the preceding year. In no event will the Base Rent be reduced on any Rental Adjustment Date.
     Tenant shall pay the new Base Rent to Landlord from the applicable Rental Adjustment Date for twelve months until the next Rental Adjustment Date in advance on the first of each month without setoff, deduction or demand. Landlord shall provide written notice of such increase to Tenant. Such notice may be given after the applicable Rental Adjustment Date, and in such event Tenant shall pay Landlord the accrued rental adjustment for the months elapsed between the effective date of the increase and Landlord’s notice of such increase within ten (10) days after Landlord’s notice. If the format or components of the Index are materially changed after the Commencement Date, Landlord shall substitute an index which is published by the Bureau of Labor Statistics or similar agency and which is most nearly equivalent to the Index in effect on the Commencement Date. The substitute index shall be used to calculate the increase in the Base Rent unless Tenant objects to such substitute index in writing within fifteen (15) days after receipt of Landlord’s notice. If Tenant objects, Landlord and Tenant shall submit the selection of the substitute index for binding arbitration in accordance with the rules and regulations of the American Arbitration Association at its office closest to the Premises. The costs of arbitration shall be borne equally by Landlord and Tenant.
     (b) Base Rent Increase for Premises II Beginning May 1, 2007. Effective on May 1, 2007, and on each anniversary thereafter during the Lease Term (the “Rental Adjustment Date”), the Base Rent then in effect for Premises II shall be increased by the greater of either (i) three and seventy-five hundredths percent (3.75%) or (ii) the percentage increase in the Consumer Price Index for all Urban Consumers (CPI-U) 1982- 1984 equals one hundred, all items, U.S. city average of the U.S. Department of Labor, Bureau of Labor Statistics (the “Index”) for the March immediately prior to the Rental Adjustment Date over the Index for March of the preceding year. In no event will the Base Rent be reduced on any Rental Adjustment Date.

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     Tenant shall pay the new Base Rent to Landlord from the applicable Rental Adjustment Date for twelve months until the next Rental Adjustment Date in advance on the first of each month without setoff, deduction or demand. Landlord shall provide written notice of such increase to Tenant. Such notice may be given after the applicable Rental Adjustment Date, and in such event Tenant shall pay Landlord the accrued rental adjustment for the months elapsed between the effective date of the increase and Landlord’s notice of such increase within ten (10) days after Landlord’s notice. If the format or components of the Index are materially changed after the Commencement Date, Landlord shall substitute an index which is published by the Bureau of Labor Statistics or similar agency and which is most nearly equivalent to the Index in effect on the Commencement Date. The substitute index shall be used to calculate the increase in the Base Rent unless Tenant objects to such substitute index in writing within fifteen (15) days after receipt of Landlord’s notice. If Tenant objects, Landlord and Tenant shall submit the selection of the substitute index for binding arbitration in accordance with the rules and regulations of the American Arbitration Association at its office closest to the Premises. The costs of arbitration shall be borne equally by Landlord and Tenant.
     Section 1.06. Security Deposit. Upon the execution of this Lease, Tenant shall deposit with Landlord a cash security deposit in the amount of Fifty-One Thousand Three Dollars and 26/100 ($51,003.26) which shall be increased as hereinafter provided (the “Security Deposit”) which shall be held by Landlord as security for the full and faithful performance by Tenant of each and every term, covenant and condition of this Lease for which Tenant is responsible. Landlord may apply all or part of the Security Deposit to any unpaid rent or other charges due from Tenant or to cure any other defaults of Tenant. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within ten (10) days after Landlord’s written request. Tenant’s failure to do so shall be deemed an Event of Default under this Lease. Any Security Deposit balance not applied to amounts due the Landlord under this Lease shall be returned to Tenant within thirty (30) days following the expiration of the Lease Term or extended term whichever occurs later.
     Beginning June 2, 2006 and on the first day of each month thereafter during the Lease Term, the Tenant shall deposit, without setoff, deduction or demand Five Thousand Dollars ($5,000.00) (the “Monthly Security Deposit Payment”) in the SunTrust Bank account (the “SunTrust Restricted Account”) governed by the Restricted (Blocked) Account Agreement attached hereto as Exhibit B. Prior to opening said account but contemporaneously with signing this Lease the parties shall enter into a Security Agreement in the form of Exhibit C and the restricted account agreement in the form of Exhibit B. Beginning on June 1, 2007 and on each anniversary thereafter during the Lease Term, (the “Monthly Security Deposit Payment Adjustment Date”) Tenant shall increase the amount of the Monthly Security Deposit Payment then in effect by the greater of (i) three and seventy-five hundredths percent (3.75%) or (ii) the percentage increase in the Consumer Price Index for all Urban Consumers (CPI-U) 1982-1984 equals one hundred, all items, U.S. city average of the U.S. Department of Labor, Bureau of Labor Statistics (the “Index”) for the April immediately prior to the Monthly Security

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Deposit Payment Adjustment Date over the Index for April of the preceding year. In no event will the Monthly Security Deposit Payment be reduced on any Monthly Security Deposit Payment Adjustment Date.
     Tenant shall deposit the new Monthly Security Deposit Payment in the SunTrust Restricted Account from the applicable Monthly Security Deposit Adjustment Date for twelve months until the next Monthly Security Deposit Payment Adjustment Date in advance on the first of each month without setoff, deduction or demand. Landlord shall provide written notice of such increase to Tenant and to SunTrust. Such notice may be given after the applicable Monthly Security Deposit Payment Adjustment Date, and in such event Tenant shall deposit in the SunTrust Restricted Account the accrued payment adjustment for the months elapsed between the effective date of the increase and Landlord’s notice of such increase within ten (10) days after Landlord’s notice. If the format or components of the Index are materially changed after the Commencement Date, Landlord shall substitute an index which is published by the Bureau of Labor Statistics or similar agency and which is most nearly equivalent to the Index in effect on the Commencement Date. The substitute index shall be used to calculate the increase in the Monthly Security Deposit Payment unless Tenant objects to such substitute index in writing within fifteen (15) days after receipt of Landlord’s notice. If Tenant objects, Landlord and Tenant shall submit the selection of the substitute index for binding arbitration in accordance with the rules and regulations of the American Arbitration Association at its office closest to the Premises. The costs of arbitration shall be borne equally by Landlord and Tenant.
     When used herein, the words “Security Deposit” shall include the Security Deposit held by the Landlord and all funds in the SunTrust Restricted Account plus the letter of credit if the same is delivered to Landlord pursuant to Section 7.01 or 7.02.
     $51,003.26 of the Security Deposit received by the Landlord shall not be required to be kept separate from Landlord’s other funds and Landlord shall have no liability for interest thereon. All interest earned in the SunTrust Restricted Account shall become a part of the Security Deposit. The parties agree that to the extent permitted by applicable law, including Section 468B(g) of the Internal Revenue Code of 1986, as amended, Tenant will include all amounts earned on the Security Deposit in the SunTrust Restricted Account in its gross income for federal, state and local income tax purposes and pay any income tax resulting therefrom. If the Landlord is assessed federal and/or state income taxes on the interest earned on the Security Deposit in the SunTrust Restricted Account, Tenant shall reimburse Landlord the amount of such taxes upon receipt of written demand from the Landlord.
     If the Tenant is not in default under this Lease, then Landlord shall cause the amounts in the SunTrust Restricted Accounts to be released as follows. Within five (5) business days of Tenant’s providing to Landlord (i) one or more paid receipts for any work that is required to be performed by Tenant pursuant to Sections 4.06(a) and 4.06(b); (ii) mechanics lien releases for such completed work; and (iii) written certification from an independent architect (having been accepted by Landlord and Tenant as hereinafter

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provided) who certifies that such work has been performed in accordance with the requirements of this Lease and all applicable laws and codes, Landlord shall cause that portion of the amount in the SunTrust Restricted Account to be released to pay for such work.
     Prior to beginning the work that is required to be performed by Tenant pursuant to Sections 4.06(a) and 4.06(b), Tenant and Landlord shall confer to select a mutually acceptable independent architect who will enter into a contract with both Tenant and Landlord for the purposes described above. If, after two business days, the parties cannot agree on an independent architect then within an additional two business days the Landlord shall select an independent architect and the Tenant shall select an independent architect who together shall choose a third independent architect as soon as reasonably practicable to determine whether or not the work has been performed as required. In this event, the third independent architect shall be deemed to have been accepted by Landlord and Tenant. The charges by the independent architect for determining whether or not the work has been performed as required shall be split equally between the Landlord and Tenant. The Landlord and Tenant agree if Tenant is ever in default under the Lease, Landlord shall have the right to direct SunTrust Bank to pay Landlord from the SunTrust Restricted Account such funds as are then due and payable under the Lease or to draw on the letter of credit if one has been delivered to Landlord pursuant to Section 7.01 or 7.02.
     Except as provided in the foregoing two paragraphs, Landlord shall not give any instructions to SunTrust with regard to the release of the funds in the SunTrust Restricted Account.
     At expiration of the Lease and after Tenant has fully complied with all of its obligations under this Lease and if there are still funds remaining in the SunTrust Restricted Account, the Landlord shall instruct SunTrust to release such funds to the Tenant.
Section 2.02. Property Taxes.
     (a) Definition of “real property tax.” “Real property tax” means: (i) any levy, charge, assessment, penalty or tax imposed by any taxing authority against the Project, any part thereof and any proceeds therefrom; and (ii) any charge or fee replacing any tax previously included within the definition of real property tax. Real property tax shall specifically exclude income, franchise, inheritance, estate, gift, corporation or net profits tax assessed against Landlord from the operation of the Project and any tax penalties.
     (b) Real Property Taxes. During the Lease Term Tenant shall be responsible for payment to the Landlord as Additional Rent Tenant’s proportionate share of all real property taxes on the Project (including, but not limited to, any fees, taxes or assessments against, or as a result of, any Tenant improvements installed on the Premises by or for the benefit of Tenant). Landlord shall reasonably determine Tenant’s share of the real property tax payable by Tenant under this section from the assessor’s worksheets

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or other reasonably available information. Real property taxes attributable to the Premises currently comprise the following percentages of each tax map parcel of which they are a part, and this is Tenant’s proportionate share of such taxes on the respective parcels as of the date of this Lease and shall be subject to change: 4100 through 4112 Wheeler Avenue 77.77%; 4303 Wheeler Avenue 11.11%; and 4400 through 4404 Wheeler Avenue 33.33%. Tenant shall pay Landlord monthly a sum equal to one-twelfth of the annual real property taxes payable by Tenant under this Lease, together with each payment of Base Rent, without deduction, set-off, or demand. Estimated monthly payments for real property taxes shall be determined from the previous year’s tax bills. Annually, Landlord shall furnish to Tenant an accurate and legible statement of real property taxes and a copy of the city/county tax bill. Any overpayment or deficiency in Tenant’s payments of its pro-rata share of real property taxes shall be settled by payment within ten days from receipt of the statement. Tenant’s initial monthly real property tax payment is $3.628.53. On or before June 2, 2006 Tenant shall pay Landlord $16,823.18 representing the sum of the real estate taxes for Premises I for January, February, March, April, May and June 2006, plus $989.60 for Premises II for June, 2006. The $16,823.18 includes the initial monthly real property tax.
     Section 2.06. Tenant’s Payment of Premiums. For all insurance policies obtained by Landlord which are referred to in Sections 2.04 and 2.05, Tenant shall pay Landlord as Additional Rent in monthly installments Tenant’s proportionate share of all insurance premiums for said policies. Tenant’s proportionate share for insurance purposes is 16.163% of the Project based on the most recent insurance survey and is subject to change based on updated insurance surveys of applicable square footage and relative risk. As of the date of this Lease, Tenant’s proportionate share of insurance premiums payable to Landlord on the first of each month without setoff, deduction or demand is $736.46. Tenant also agrees to pay Landlord as Additional Rent Tenant’s proportionate share of all increases in such insurance premiums. If the Lease Term expires before the expiration of an insurance policy maintained by Landlord, Tenant shall be liable for Tenant’s prorated share of the insurance premiums for the Lease Term and any extended term. Before the Commencement Date, Tenant shall deliver to Landlord a copy of any policy of insurance which Tenant is required to maintain under Section 2.04. At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy or Evidence of Insurance, executed by an authorized officer of the insurance company, showing that the insurance which Tenant is required to maintain under Section 2.04 is in full force and effect and containing such other information which Landlord reasonably requires. In addition to the foregoing, Tenant shall reimburse the Landlord on the first of each month, without setoff, deduction or demand for insurance premiums attributable to the freezer at 4303 Wheeler Avenue during the Lease Term which presently is $32.00 per month.
     Section 2.08(c) continued. Common Area costs shall exclude (i) principal or interest payments on any Mortgages (as defined in Section 9.01); (ii) depreciation/amortization for capital expenditures, except as specified in the inclusions listed above; (iii) leasing commissions or legal fees with respect to the negotiation of leases with tenants, other occupants or prospective tenants or other occupants of the

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Project and similar costs incurred in connection with disputes with and/or enforcement of any leases with tenants, other occupants, or prospective tenants or other occupants of the Project; (iv) the costs of special services and utilities separately charged to particular tenants of the Project; (vi) ground lease payments; (vii) advertising and promotional expenses directly relating to leasing; (viii) costs for which Landlord is reimbursed by insurance proceeds or from tenants of the Project (other than such tenants’ regular contributions to Common Areas costs); (ix) costs directly and solely related to the maintenance and operation of the entity that constitutes Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord’s financial condition; (x) costs of repairs, replacements or other work occasioned by fire, windstorm or other casualty, or the exercise by governmental authorities of the right of eminent domain (except, a commercially reasonable deductible or self-insured amount, initially not to exceed $50,000, but subject to reasonable increases, under Landlord’s property insurance paid by Landlord and not otherwise recovered from Tenant or another tenant of the Project, may be included in Common Areas costs); (xi) “Tenant or tenant allowances,” Tenant or tenant concessions,” and other costs and expenses (including permit, license and inspection fees) incurred in connection with completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating leased premises for tenants or other occupants of the Project, or vacant, leasable space in the Project, including space planning/interior architecture fees and/or engineering for same; (xii) costs or expenses (including fines, penalties and legal fees) incurred due to the violation (as compared to compliance costs, which are included in Common Areas costs as provided above) by Landlord, its agents, any tenant (other than Tenant) or other occupant of the Project of any terms and conditions of this Lease or of the leases of other tenants in the Project, and/or of any valid applicable Laws that would not have been incurred but for such violation by Landlord, its agent, tenant, or other occupant, it being intended that each party shall be responsible for the costs resulting from its violation of such leases and Laws; provided that reasonable attorneys fees to enforce rules and regulations for the Project shall be included in Common Areas costs; (xiii) penalties for any late payment by Landlord, including, without limitation, taxes and equipment leases; (xiv) Landlord’s contributions to charitable organizations; (xv) costs of correcting defects, including any allowances for same, in the construction of the Project; (xvi) costs in connection with services (including electricity), items or other benefits of a material type which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord; (xvii) payments in respect of overhead and/or profit of any subsidiary or affiliate of Landlord, or to any other party, as a result of a non-competitive selection process for services on or to the Project, or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies and/or materials materially exceed the costs that would have been paid had such services, goods, supplies or materials been provided (in the same matter, at the same time and upon the same terms and conditions) by parties who are not affiliates, of similar skill, competence and experience, on a competitive basis; (xviii) rentals and other related expenses, if any, incurred in leasing air-conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Project; (xix)and costs arising from the

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presence of Hazardous Materials in, about or below the Project (including any Hazardous Materials brought to, deposited on or disposed of at the Project by Landlord or Landlord’s employees or agents,) (but excluding those Hazardous Materials utilized in connection with the operation, maintenance and repair of the Project in the ordinary course.
     Section 2.10. Landlord’s Books and Records. Landlord shall maintain complete and accurate records of all costs incurred in the operation and maintenance of the Project and the furnishing of services to its tenants, including those which Landlord intends to include in Common Areas costs. During regular business hours and after giving at least fifteen (15) days’ advance written notice to Landlord, Tenant shall be entitled to inspect all of Landlord’s records necessary to reasonably satisfy itself that all charges have been correctly allocated to Tenant. The inspection shall be conducted at the metropolitan Washington, D.C. area management office for the Project and shall be limited to the two (2) immediately preceding calendar years. Tenant shall be entitled to obtain an audit by an independent certified public accountant or such representative of Tenant as Tenant shall otherwise select (such representative to be selected by Tenant with Landlord’s written consent, which shall not be unreasonably withheld, conditioned or delayed) to determine the accuracy of Landlord’s certification of the amount of Additional Rent charged to Tenant. Tenant shall bear the total cost of any such audit, including, but not limited to, reimbursing Landlord for any out-of-pocket expenses (e.g., photocopying charges, accountant’s fees, etc.) reasonably incurred by Landlord in connection with Tenant’s audit. As an express condition of Tenant’s rights under this Section, Tenant and its auditors shall not disclose the existence of the audit, any and all financial information obtained from the audit, and the results of its audit to any person or entity other than a Permitted Recipient on a need-to-know basis. A “Permitted Recipient” shall be the officers, partners and senior level employees of Tenant who are involved in lease administration, Tenant’s certified public accountants who have responsibilities related to Common Areas costs, Tenant’s attorney if involved in the dispute, any employees of Tenant’s auditor involved with the review, or any person or entity to whom disclosure is required by applicable judicial or governmental authority. Prior to disclosing any such information to any Permitted Recipient (including its auditor), Tenant shall instruct such Permitted Recipient to abide by this confidentiality provision. Notwithstanding the preceding to the contrary, if the audit reveals that the Additional Rent for the Project for a particular calendar year was overstated by more than fifteen percent (15%), the reasonable costs of the audit shall be borne by Landlord. Any deficiency/overpayment determined by the audit shall be paid by/refunded to Tenant within thirty (30) days after acceptance of the results of the audit by Landlord, which shall not be unreasonably withheld, conditioned or delayed. If Landlord disagrees with the results of Tenant’s review and cannot otherwise agree, then Landlord and Tenant’s auditor shall together select a neutral auditor of similar qualifications to conduct a review of such books and records (the fees of such neutral auditor to be shared equally by Landlord and Tenant), and the determination of the Additional Rent reached by such neutral auditor shall be final and conclusive.
     Section 3.02. Hazardous Substances. The term “Hazardous Substances” shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the

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use and/or the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law.” which term shall mean any federal, state or local law, regulation, order, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment. Tenant hereby agrees that (A) no activity will be conducted on the Project or Premises that will produce any Hazardous Substances, except for such activities that are part of the ordinary course of Tenant’s business activities (the “Permitted Activities”) provided said Permitted Activities are conducted in accordance with all Environmental Laws and have been acknowledged and consented to in advance in writing by Landlord; Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (B) Neither the Project, nor the Premises will be used in any manner for the storage of any Hazardous Substances except for the storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”), provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and applicable fire codes; (C) Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (D) no portion of the Project or the Premises will be used as a landfill or a dump; (E) Tenant will not install any underground tanks of any type; (F) Tenant will not cause any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (G) Tenant will not permit any Hazardous Substances to be brought onto the Project or Premises, except for the Permitted Materials described above, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. Landlord or Landlord’s representative shall have the right but not the obligation to enter the Premises during normal business hours upon reasonable prior written notice to Tenant for the purpose of inspecting the storage, use and disposal of Permitted Materials to ensure compliance with all Environmental Laws. Should it be determined, in Landlord’s reasonable opinion, that said Permitted Materials are being improperly stored, used, or disposed of, then Tenant shall immediately take such corrective action as requested by Landlord. Should Tenant fail to take such corrective action within 24 hours, Landlord shall have the right to perform such work and Tenant shall promptly reimburse Landlord for any and all costs associated with said work. If at any time during or after the Lease Term, the Project or the Premises are found to be contaminated by Hazardous Substances or subject to said conditions due to or during Tenant’s use and occupancy of the Premises and Project, Tenant shall diligently institute proper and thorough cleanup procedures at Tenant’s sole cost, and Tenant agrees to indemnify, defend and hold harmless Landlord, its lenders, any managing agents and leasing agents of the Project, and their respective agents, partners, officers, directors and employees, from all claims, demands, actions, liabilities, costs, expenses, (including reasonable attorneys’ fees), penalties (whether civil or criminal), damages (actual or punitive) and obligations of any nature arising from or as a result of the use of the Project or the Premises by Tenant. The foregoing indemnification and the responsibilities of Tenant shall survive the termination or expiration of this Lease.

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During and after the Lease Term, Tenant shall promptly provide Landlord with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, claims, complaints, investigations, judgments, letters, notice of environmental liens, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, the Commonwealth of Virginia Department of Environmental Quality, or other federal, state or local agency or authority, or any other entity or individual, concerning (i) any Hazardous Substance on or in the Project or the Premises; (ii) the imposition of any lien on the Property or the Premises; (iii) any alleged violation of or responsibility under any Environmental Law.
Tenant shall promptly notify Landlord if Tenant shall become aware of any Hazardous Substances on the Premises in violation of Environmental Laws and/or if Tenant shall become aware that the Premises is in direct violation of any Environmental Laws. Tenant shall remove such Hazardous Substances which are in violation of Environmental Laws and/or cure such violations and/or remove such threats, as applicable, as required by law (or as shall be required by Landlord in the case of removal which is not required by law, but in response to the opinion of a licensed hydrogeologist, licensed environmental engineer or other qualified consultant engaged by Landlord promptly after Landlord becomes aware of same, at Tenant’s sole expense.) Notwithstanding the foregoing, Landlord acknowledges that Tenant shall have no obligation, except as otherwise set forth herein, to remove Hazardous Substances existing on or about the Premises listed in Section 11.18 as of the respective beginning date of the Tenant’s tenancy thereof. The Tenant acknowledges that there may be floor tile and mastic under said floor tile in parts of the Premises which may contain asbestos. Landlord agrees that Tenant may remove this floor tile and mastic as long as Tenant uses a licensed environmental engineering firm to perform the work and indemnifies and holds Landlord harmless from any liability concerning the floor tile, mastic or asbestos therein. Tenant understands that there may be other asbestos containing construction material in the interior parts of the Premises and agrees that if Tenant disturbs said construction material for any reason, Tenant shall either remove that disturbed portion or secure the same so there will not be a health hazard and indemnify and hold Landlord harmless from any liability arising therefrom. Landlord makes no representation or warranty about the environmental impact, if any, of the previous storage of nuclear gauge equipment at 4110 Wheeler Avenue and has no obligations or liabilities arising therefrom.
     Section 4.03. Landlord’s Obligations. Except for 4100, 4102, 4104, 4106, 4108 and 4110 Wheeler Avenue all portions of which shall be maintained, repaired and kept in good order, condition, repair and structurally sound by Tenant during the Lease Term and as provided in Article Five (Damage or Destruction) and Article Six (Condemnation), Landlord shall keep the following in good order, condition and repair: the foundations, exterior walls and roof of the Premises (including painting the exterior surface of the exterior when Landlord deems it necessary in his sole and absolute discretion) and all pipes and conduits located beyond the boundaries of the Premises except for those installed by or for the Tenant. Landlord shall not be obligated to

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maintain or repair windows, doors, plate glass or the interior surfaces of exterior walls. Landlord shall make repairs under this Section within a reasonable time after receipt of written notice from Tenant of the need for such repairs. At Landlord’s request, Tenant shall remove at Tenant’s sole expense all equipment installed by Tenant and all equipment for which Tenant is responsible from any area being maintained, replaced or needing repair. In the event Tenant fails to comply with this provision, Landlord is relieved from any obligation to make repairs, but if Landlord determines to make such repairs, maintenance or replacements, Landlord may remove and put back such equipment without liability to Tenant for any result of such moving except for damage caused by Landlord’s gross negligence or willful misconduct, and Landlord shall have the right to include all costs related to the moving of such equipment as additional charges payable by Tenant which Tenant shall pay upon demand. If Tenant delays Landlord’s maintenance, repair and/or replacement, Tenant shall reimburse Landlord for all increases in costs and increases in scope of work arising from the delay.
     Section 4.04. Tenant’s Obligations.
     (a) Except as otherwise provided in Article Four, Section 4.03 (Landlord’s Obligations), Article Five (Damage or Destruction) and Article Six (Condemnation), Tenant shall keep all portions of the Premises including but not limited to the interior and all heating, air conditioning, plumbing, electrical and all other non-structural systems and equipment in good order, condition and repair (including interior repainting and refinishing, as needed). If any portion of the Premises or any system or equipment at the Premises which Tenant is obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Premises or system or equipment in the Premises, regardless of whether the benefit of such replacement extends beyond the Lease Term. The foregoing notwithstanding, the costs for the replacement of Landlord’s air conditioning units and heating units at Premises II which units cannot be repaired shall be allocated to the Tenant based on the time remaining on the Lease Term including any extensions thereof as a percentage of ten years (the “Tenant’s Percentage Cost”). The difference between 100 percent and the Tenant’s Percentage Cost shall be the Landlord’s Percentage Cost. For example, if there are two years left on the Lease Term at the time a heater at Premises II must be replaced, the Tenant’s Percentage Cost shall be 20%. If the Lease Term is extended, the Tenant’s Percentage Cost shall be adjusted, and at the time of the extension, Tenant shall pay Landlord the additional replacement and installation cost calculated to be due based on the above formula, taking into account the additional time remaining in the extended term. This reallocation shall be performed each time there is an extension of the Lease Term. Tenant shall keep and maintain a preventive maintenance contract providing for no less than annual inspection, maintenance and repair of the heating and air conditioning systems by a licensed heating and air conditioning contractor approved in writing by Landlord. Copies of work tickets and invoices from the heating and air conditioning contractor for the aforesaid work shall be provided to Landlord. Before taking occupancy, it shall be the Tenant’s responsibility to determine the safe load-bearing capacity of all floors of the Premises so Tenant’s intended use will not cause structural damage to the Premises. If any part of the Premises or the Project is damaged by any act or omission of Tenant, except as otherwise provided

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in Section 2.07(a) and (e) Tenant shall pay Landlord the cost of repairing or replacing such damaged property, whether or not Landlord would otherwise be obligated to pay the cost of maintaining or repairing such property. It is the intention of Landlord and Tenant that at all times Tenant shall maintain the portions of the Premises which Tenant is obligated to maintain in an attractive, good and fully operative condition. In addition to the foregoing, Tenant shall maintain, repair and replace as necessary and keep the following in good order, condition, repair and structurally sound: the roof, the floor and all structural portions of 4100, 4102, 4104, 4106, 4108 and 4110 Wheeler Avenue, and Tenant and its contractors shall go on the roof for the aforesaid purposes as necessary. If Tenant has caused there to be any penetration to any roof of those portions of the Premises for which Landlord is responsible for maintaining, repairing and replacing the roof (“Landlord’s Roof Obligations”) and there is an increased cost to Landlord in carrying out Landlord’s Roof Obligations as a result of any such penetration, then Tenant shall reimburse Landlord such increased cost within ten days of Tenant’s receipt of the roofers bill showing the increase. Except as otherwise provided in this Section, Tenant shall not, nor shall it permit its officers, agents, employees, independent contractors, invitees, or guests to go upon the roof of the Premises or any roof of the Project for any reason whatsoever without first obtaining the written consent of the Landlord, except that licensed heating and air conditioning contractors may go upon the roof as needed to inspect and maintain the heating and air conditioning systems. Tenant agrees to indemnify and hold Landlord harmless from any and all costs, damages, suits, liabilities, and expenses, including attorneys’ fees, arising from injury to anyone as a result of working on the roof of the Premises or Project, unless such person was on the roof at the specific request of the Landlord carrying out Landlord’s obligation under this Lease. Tenant shall maintain in good working order, condition and repair that certain walk-in-freezer of approximately 50 feet x 26 ½ feet in size together with, all compressors and other equipment and devices relating thereto, located at 4303 Wheeler Avenue, Alexandria, Virginia (the “4303 Wheeler Freezer”) during the Lease Term and upon expiration or earlier termination of the Lease, Tenant shall at its sole expense either (a) replace any and all worn out compressors and equipment associated with the operation of the 4303 Wheeler Freezer and surrender the 4303 Wheeler Freezer in a condition equal to its condition of April 11, 1995, or (b) remove the 4303 Wheeler Freezer from the Premises and restore 4303 Wheeler Avenue to its original specifications as modified to comply with all applicable laws and regulations in effect at the time of restoration. Landlord shall maintain at all times during the Lease Term an insurance policy covering casualty loss and/or damage to the 4303 Wheeler Freezer in the full amount of its replacement value. Should Landlord fail to maintain such insurance coverage at any time during the Lease Term, Tenant shall not be liable to Landlord for any casualty loss and/or damage to the 4303 Wheeler Freezer which would have been covered by such insurance.
     Section 4.05(d). At the time Tenant requests Landlord’s consent for the Tenant to have made any alterations, additions or improvements to the Premises, Tenant may request in writing for the Landlord to also decide, if it grants its consent, whether or not Tenant shall be required to remove from the Premises all or a portion of such alterations, additions or improvements at the expiration or earlier termination of the Lease Term. Landlord shall give its written response to the foregoing Tenant’s written requests within

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a reasonable time after receipt of the requests.
     Section 4.05(e). Unless (i) otherwise specifically agreed herein or (ii) Tenant obtains Landlord’s prior written consent, Tenant agrees that it will not make any structural changes to Premises II and shall not cause the first floors, roof, doors or walls to be altered. The foregoing notwithstanding, Landlord hereby consents to the Tenant’s causing alterations to the floors of Premises II for the purpose of installing drains on the condition that the drains are constructed strictly in accordance with the requirements described in Exhibit D in a workmanlike fashion and so as to comply with all applicable laws, codes and regulations in effect at the time of construction.
     Section 4.05(f). Tenant’s Plans for alterations to Premises I as set forth on Exhibit E are consented to by Landlord conditioned upon the following:
     (a) Tenant’s planned alterations outside the building as shown on Exhibit E which comprise part of Premises I must comply with any and all applicable Federal, Virginia and City of Alexandria laws, regulations, codes and ordinances including but not limited to parking requirements for the parcel containing Premises I.
     (b) The three (3) new tanks shown on the eastern end of the building and the existing carbonic tank at the southeast corner of the building shall all be placed behind the building on its south side so as (i) not to protrude from behind the building to the east, (ii) so as not to protrude into the one way travel aisle behind the building, and (iii) to be as close to the building and to each other as is legally and practically feasible.
     (c) At the expiration of the Lease Term or earlier termination of the Lease, all alterations shown on Exhibit E must be removed and the Premises restored (including repaving of the affected area) all by the Tenant at its sole cost and expense. The parties agree that the estimated removal and restoration costs for these alterations shall be included in the Total Projected Restoration Cost for Premises I as that term is defined in Section 7.01.
     Section 4.06. Condition Upon Termination.
     (a) Condition of Premises I Upon Termination. Upon the expiration or earlier termination of the Lease, Tenant shall surrender Premises I to Landlord, broom clean and in good condition, order and repair and as set forth in this Section 4.06(a). Unless otherwise agreed in this subsection, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Five (Damage or Destruction). Except for those alterations, additions or improvements made to the Premises by or for Tenant which Landlord has specified in writing that Tenant shall not be required to remove, Landlord shall have the right to require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord’s consent) prior to the expiration of the Lease and to restore the Premises I to their condition as of the beginning of their respective tenancies as stated in Section 11.18, all at Tenant’s expense. All alterations, additions and improvements which Landlord has not required Tenant to

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remove shall become Landlord’s property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant shall remove all of Tenant’s machinery and equipment. When Tenant removes its trade fixtures affixed to the Premises I Tenant shall at its expense repair and restore any damage to the Premises caused by the removal. Tenant shall not remove any of the following materials or equipment from the Premises (which shall be deemed Landlord’s property) without Landlord’s prior written direction: lighting or lighting fixtures; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment or decorations. At the expiration or earlier termination of Lease, Tenant shall remove all of the electrical, telecommunications and computer wiring installed by or for Tenant at Premises I. If Tenant fails to regularly operate Landlord’s air conditioning units during the seasons for which they were designed, which units were standard in the Project at the beginning of the tenancies as set forth in Section 11.18, then Tenant shall replace said units which are not regularly operated with new units having the same capacity as the original specifications. Notwithstanding anything to the contrary herein, Tenant’s Percentage Cost under the circumstances described in the foregoing sentence shall be 100%. In all events, the Premises I shall be left so there is no violation of any applicable law, code or regulation, and Tenant shall take all action at its expense necessary to bring the Premises I into compliance therewith.
     (b) In addition to the foregoing provisions of Section 4.06(a), the Tenant shall by the expiration or earlier termination of the Lease cause the following work to be performed at Premises I at Tenant’s sole expense:
     (i) For 4100, 4102, 4104, 4106, 4108 and 4110 Wheeler Avenue, Tenant, shall remove all of its equipment, fixtures, alterations and other property and the floors as presently constructed and rebuild new concrete floors in the same layout as originally specified and having equal or greater load bearing capabilities than the original specifications as the same would need to be modified to satisfy all applicable building codes, laws and regulations in effect at the time of reconstruction or restoration.
     (ii) For 4100, 4102, 4104, 4106, 4108 and 4110 Wheeler Avenue, Tenant shall remove the roof from each of the aforesaid portions of the Premises and cause a new roof to be constructed thereon in compliance with the specifications attached hereto as Exhibit F. Said roofing shall be performed by R.D. Bean Inc. or an alternate roofer designated in writing by Landlord in its sole discretion.
     (iii) Tenant, at its sole expense, shall take all actions necessary to cause the building structure of Premises I to be made structurally sound and be in good condition, order and repair and satisfy the original specifications for the building as the same would need to be modified to satisfy the applicable building codes, laws and regulations in effect at the time of reconstruction or restoration.

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     (iv) To the extent Tenant has installed or caused to be installed at the Premises any waste water lines, water supply lines and/or natural gas lines so as to not be in the same location, condition or configuration as originally constructed by the Landlord, all such waste water lines, water supply lines and natural gas lines shall be removed and new lines shall be installed so as to be in compliance with the original specifications for the Premises as the same need to be modified to satisfy all applicable building codes, laws and regulations in effect at the time of reconstruction or restoration.
     (v) Tenant shall close all openings in the demising walls between the warehouses and all openings in the exterior walls caused by Tenant and in the walls between the warehouses and the office areas (except where doors were originally specified) and shall use such construction materials which satisfy the original specifications for the buildings as the same would need to be modified so as to comply with all applicable building codes, laws and regulations in effect at the time of reconstruction or restoration.
     (vi) Tenant shall rebuild all offices and restrooms in the same layout as set forth in the original building plans and in accordance with the original specifications as the same would need to be modified to comply with all applicable building codes, laws and regulations in effect at the time of reconstruction or restoration.
     (vii) Tenant shall remove all electrical wiring installed by Tenant to the extent necessary so that a 200 amp service panel will exist at each warehouse address, and Tenant shall install all warehouse and office lighting, including all exit and emergency lights so as to be in compliance with the original specifications as the same would need to be modified to satisfy all applicable building codes, laws and regulations in effect at the time of reconstruction or restoration.
     (viii) Tenant shall take all necessary action to install new heating, HVAC and thermostat units serving each warehouse bay and office as laid out in the original plans with all units satisfying at least the original heating and cooling specifications and capabilities as the same would need to be modified to satisfy all applicable building codes, laws and regulations in effect at the time of reconstruction or restoration.
     (ix) Tenant shall close all openings in the exterior masonry walls caused by the Tenant with the construction materials to match as closely as possible the existing walls and to be acceptable to the Landlord and satisfying all applicable building codes, laws and regulations in effect at the time of reconstruction or restoration.
     (x) At Landlord’s option, and upon Landlord’s written notice to Tenant, Tenant shall remove all specifically identified bed or dock levellers and

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restore the affected loading docks to their original specifications as the same would need to be modified to comply with all applicable building codes, laws and regulations in effect at the time of reconstruction or restoration. Except as aforesaid, Tenant shall restore all loading docks and bumpers and exterior walls to the Premises to satisfy the original specifications using the same or similar materials acceptable to the Landlord all as modified to satisfy all applicable building codes, laws and regulations in effect at the time of reconstruction or restoration.
     (xi) Tenant shall restore or replace all roll-up doors in front, side and back of the warehouses so as to be in good working order.
     (xii) If requested by the Landlord in writing no later than 90 days prior to the expiration of the Lease Term or extended term whichever is later, Tenant shall cause the removal of those concrete slabs as designated by Landlord from the parking lot in which Tenant caused said slabs to be installed. In place of those concrete slabs which Tenant removes, Tenant shall restore the parking lot to satisfy the original parking lot specifications as the same would need to be modified to satisfy all applicable building codes, laws and regulations in effect at the time of reconstruction or restoration.
     (xiii) Tenant acknowledges that it has received copies of the original plans and specifications for construction of Premises I when first built and agrees that these are the original specifications referred to in this Section. Copies of said plans and specifications (26 pages) are attached hereto and made a part hereof as Exhibit G.
     (xiv) Tenant agrees that if there is any conflict between Section 4.06(b) (i through xiii) and the balance of the Lease, this Subsection 4.06(b) (i through xiii) shall govern.
     (c) Condition of Premises II Upon Termination. Upon the expiration or other termination of the Lease, Tenant shall surrender Premises II to Landlord, broom clean and in the same condition as received at the beginning of the tenancy except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. Unless otherwise agreed in this subsection, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Five (Damage or Destruction). Except for those alterations, additions or improvements made to the Premises by or for Tenant which Landlord has specified in writing that Tenant shall not be required to remove, Landlord shall have the right to require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord’s consent) prior to the expiration of the Lease and to restore Premises II to their condition as of the beginning of their tenancy as stated in Section 11.18, all at Tenant’s expense. Without limiting the foregoing, Tenant shall reconstruct all floors to original design specifications to close every floor opening in Premises II created by or for Tenant unless the Landlord specifically agrees otherwise in writing. Furthermore, if Tenant has caused

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any penetrations to the roof of Premises II then all of those penetrations shall be closed and repaired at Tenant’s sole expense by R.D. Bean Inc. or such other roofer as designated by Landlord in writing. The foregoing sentence in no way relieves the Tenant of its obligation to first obtain the Landlord’s written consent before causing any alteration, addition or improvement to be made to the Premises. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord’s property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant shall remove all of Tenant’s machinery and equipment. When Tenant removes its trade fixtures affixed to Premises II Tenant shall at its expense repair and restore any damage to the Premises caused by the removal. Except as provided in this Section, Tenant shall not remove any of the following materials or equipment (which shall be deemed Landlord’s property) without Landlord’s prior written direction: any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment or decorations. At the expiration or earlier termination of Lease, Tenant shall remove all of the electrical, telecommunications and computer wiring installed by or for Tenant at Premises II. If Tenant fails to regularly operate Landlord’s heating and/or air conditioning units during the seasons for which they were designed, which units were standard in the Project at the beginning of the tenancy as set forth in Section 11.18, then Tenant shall replace said units which are not regularly operated with new units having the same capacity as the original specifications. Notwithstanding anything to the contrary herein, Tenant’s Percentage Cost under the circumstances described in the foregoing sentence shall be 100%. In all events, Premises II shall be left so there is no violation of any applicable law, code or regulation, and Tenant shall take all action at its expense necessary to bring Premises II into compliance therewith.
     Section 5.01. Partial Damage to Premises.
     (a) Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Premises caused by fire or other casualty. If the Premises are only partially damaged (i.e., less than thirty-five percent (35%) of the Premises are untenantable as a result of such damage or less than thirty-five percent (35%) of Tenant’s operations are materially impaired) and if the proceeds received by Landlord from the insurance policies described in Section 2.05 are sufficient to pay for the necessary repairs, this Lease shall remain in effect and Landlord shall diligently repair the damage and restore the Premises and Project to substantially the same condition they were in prior to such damage or destruction; provided however, that if in Landlord’s reasonable judgment such repair and restoration cannot be completed within 180 days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right to terminate this Lease by giving written notice of termination within 45 days after the occurrence of such damage or destruction. Landlord

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may elect (but is not required) to repair any damage to Tenant’s fixtures, equipment, or improvements.
     (b) If the insurance proceeds received by Landlord are not sufficient to pay the entire cost of repair, or if the cause of the damage caused by fire or other casualty is not covered by the insurance policies which Landlord maintains under Section 2.05, Landlord may elect either to (i) repair the damage or destruction as soon as reasonably possible and complete such repair within 180 days after the date of such damage or destruction in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the Tenant notifies Landlord that damage occurred. Landlord shall notify Tenant within forty-five (45) days after receipt of Tenant’s notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease. If Landlord elects to repair the damage, Tenant shall pay Landlord the “deductible amount” (if any) under Landlord’s insurance policies and, if the damage was due to an act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, the difference between the actual cost of repair and any insurance proceeds received by Landlord. Tenant shall not be liable for any deductible amount due to damage caused by the act(s) or omission(s) of another tenant in the Project. If Landlord elects to terminate the Lease, Tenant may elect to continue this Lease in full force and effect, in which case Tenant shall repair any damage to the Premises and any building in which the Premises are located. Tenant shall pay the cost of such repairs, except that upon satisfactory completion of such repairs, Landlord shall deliver to Tenant any insurance proceeds received by Landlord for the damage repaired by Tenant. Tenant shall give Landlord written notice of such election within ten (10) days after receiving Landlord’s termination notice.
     Section 5.05. Termination by Tenant. If, within forty-five (45) days after the occurrence of the damage or destruction described in Sections 5.01 and 5.02, Landlord determines in its sole but reasonable judgment that the repairs and restoration cannot be substantially completed within one hundred eighty (180) days after the date of such damage or destruction, and provided Landlord does not elect to terminate this Lease pursuant to this Article Five, then Landlord shall promptly notify Tenant of such determination. For a period continuing through the later of the forty-sixth (46th) day after the occurrence of the damage or destruction or the tenth (10th) day after receipt of such notice, Tenant shall have the right to terminate this Lease by providing written notice to Landlord (which date of such termination shall be not more than thirty (30) days after the date of Tenant’s notice to Landlord). Notwithstanding any of the foregoing to the contrary, Tenant shall not have the right to terminate this Lease if the willful misconduct of Tenant or any of its employees or agents shall have caused the damage or destruction.
ARTICLE SEVEN: ASSIGNMENT AND SUBLETTING
     Section 7.01. Except as provided in Section 7.02 no portion of the Premises or of Tenant’s interest in this Lease may be acquired by any other person or entity (including Affiliates as defined in Section 7.02 when the proposed use will be different from that required under Section 1.03), whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant (“Transfer”), without Landlord’s prior written.

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consent. Landlord has the right to grant or withhold its consent in its sole and absolute discretion. In order for the Landlord to determine whether or not to grant its consent to a Transfer, the Tenant must first give Landlord thirty (30) days notice in writing of the material terms of the proposed Transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed Transfer (e.g., the area proposed to be assigned or sublet), the term, the rent and security deposit payable under any proposed assignment or sublease), and such other reasonable information requested by Landlord and reimburse Landlord for all attorney’s fees and expenses Landlord incurs with regard to considering Tenant’s proposed Transfer. If Landlord determines to consent to the Transfer, a condition precedent to the Landlord’s consent and to the Transfer’s becoming effective is the Tenant’s payment into the SunTrust Restricted Account of an amount of money sufficient when added to the balance already in said account to bring the total equal to the total cost as estimated in writing by an independent contractor (acceptable to Landlord and Tenant) of all replacement, restoration and other work at Premises I as required by Section 4.06(a) and 4.06(b) of this Lease at expiration of the Lease (“Total Projected Restoration Cost for Premises I”). If after two business days the parties cannot agree on who shall be the independent contractor, then within an additional two business days Landlord shall select an independent contractor and Tenant shall select an independent contractor who together will choose a third independent contractor to prepare the estimate which shall be binding on the parties. The charges by the independent contractor for preparing the estimate shall be split equally between Landlord and Tenant. Any attempted Transfer without Landlord’s written consent shall be void and shall constitute a non-curable breach of this Lease. If Tenant is a corporation, then any event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Tenant, or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Tenant shall be deemed a voluntary assignment or Transfer of this Lease subject to the provisions of this Article; provided, however, that if Tenant is a corporation whose stock is traded through a national or regional exchange or over-the-counter market, then if prior to the proposed Transfer, the Tenant (i) complies with Sections 7.03,7.04 and 7.05 hereof, (ii) causes the remaining balance of the total Projected Restoration Cost for Premises I to be deposited into the SunTrust Restricted Account, and (iii) the proposed use of the Premises continues to be in compliance with Section 1.03 of this Lease, the Landlord shall be deemed to have consented to the proposed Transfer.
     As an alternative to Tenant’s causing the remaining balance of the Total Projected Restoration Cost for Premises I to be deposited into the SunTrust Restricted Account, Tenant shall have the right to cause to be delivered to Landlord an irrevocable standby letter of credit in the amount of the remaining balance of the Total Projected Restoration Cost for Premises I naming Landlord as beneficiary, in a form acceptable to Landlord and issued by a national bank acceptable to Landlord. The letter of credit must remain in full force and effect during the entire Lease Term and shall be considered part of the Security Deposit under the Lease and shall not expire earlier than sixty (60) days following the expiration of the Lease Term. If the Lease Term is extended, the letter of credit must be extended to expire no earlier than sixty (60) days after the expiration of the extended

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Lease Term, and the amount of the letter of credit must be increased to equal the new Total Projected Restoration Cost for Premises I based on the later expiration date of the extended Lease Term. The parties shall follow the same procedure set forth in this Section 7.01 to determine the updated Total Projected Restoration Cost for Premises I.
     Section 7.02. Assignment to Affiliate and the Proposed Use of the Premises Will Continue to be in Compliance With Section 1.03. Provided no uncured Event of Default exists hereunder and as long as all conditions in this Section 7.02 are satisfied, Tenant may, upon not less than thirty (30) days’ prior written notice to Landlord (which notice shall contain a written certificate from Tenant, signed by an authorized representative of Tenant, containing a representation as to the true, correct and complete legal and beneficial relationship of Tenant and the proposed assignee, transferee or subtenant) assign or transfer its entire interest in this Lease or sublease the entire or any portion of the Premises to any of the following (each, an “Affiliate”): (i) to a corporation or other business entity (herein sometimes referred to as a “successor corporation”) into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred or sold, provided that such successor corporation shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Tenant as of the date immediately prior to the assignment, sublease or transfer or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that the successor corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease and the proposed use of the Premises is in compliance with Section 1.03; or (ii) to a corporation or other business entity (herein sometimes referred to as a “related corporation”) which shall control, be controlled by or be under common control with Tenant, provided that such related corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom) and the proposed use of the Premises is in compliance with Section 1.03. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder. For purposes of clause (ii) above, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity. Notwithstanding the foregoing, if Tenant structures one or more assignment or sublease transactions to an entity that meets the definition of an Affiliate as specified above for the purpose of circumventing the restrictions on subleases and assignments provided elsewhere in this Article Seven, then such subtenant(s) or assignee(s) shall conclusively be deemed not to be an Affiliate and shall be subject to all such restrictions applicable to non-Affiliates. The Tenant shall have the right to assign or transfer the Lease as provided in this Section 7.02 only if Tenant first (a) gives Landlord thirty (30) days notice in writing of the material terms of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the rent and security deposit payable under any proposed assignment), and such other reasonable information requested by Landlord; (b) reimburses Landlord for all attorney’s fees and expenses Landlord incurs with regard to considering Tenant’s proposed assignment or transfer; and (c) deposits or transfers into

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the SunTrust Restricted Account the remaining balance of the Total Projected Restoration Cost for Premises I as determined by using the same procedure set forth in Section 7.01, or alternatively, causes to be delivered to the Landlord a letter of credit satisfying the requirements of Section 7.01.
     Section 7.03. No Release of Tenant. No transfer permitted by this Article Seven, whether with or without Landlord’s consent, shall release Tenant or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Article. Consent to one transfer is not a consent to any subsequent transfer. If Tenant’s transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant’s liability under this Lease.
     Section 7.04. Landlord’s Consent. Tenant’s request for consent to any transfer described in Section 7.01 shall set forth in writing of the material terms of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the area proposed to be assigned or sublet), the term, the rent and security deposit payable under any proposed assignment or sublease), and such other reasonable information requested by Landlord. Tenant shall also deliver to Landlord at the time it seeks consent a certification signed by both Tenant and proposed assignee or subtenant stating the amount of any premium or other consideration being paid for the proposed assignment or sublease. Landlord shall grant or deny with reasonable specificity any Tenant’s request for consent within thirty (30) business days after Landlord has received such request. If the independent contractor referred to in Section 7.01 has not completed and delivered its estimate to the parties within seven (7) business days prior to the expiration of the aforesaid thirty (30) business days, the period for Landlord’s consent or denial shall be extended to seven (7) business days after receipt of the independent contractor’s estimate. If Landlord incurs any attorney fees and/or expenses in consulting an attorney regarding a requested assignment or sublease, Tenant shall reimburse Landlord upon demand and as Additional Rent all such reasonable attorneys fees and/or expenses incurred by Landlord without regard to whether or not consent is granted.
     Section 7.05. Excess Rent. If any sublease, assignment or other Transfer (whether by operation of law or otherwise) provides that the subtenant, assignee or other transferee (or any affiliate thereof) is to pay any amount in excess of the sum of Base Rent and other charges under this Lease then, whether such excess be in the form of an increased rental, lump sum payment, payment for the sale or lease of fixtures or other leasehold improvements or any other form (and if the applicable space does not constitute the entire Premises, the amount and existence of such excess shall be determined on a prorata basis), Tenant shall pay to Landlord fifty percent (50%) of any such excess upon such terms as shall be specified by Landlord, along with the next monthly installment of Base Rent due and each month thereafter for the remaining balance of the Lease Term. Tenant shall in all events diligently pursue the collection of all amounts owed by any

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subtenant, assignee or other transferee. Landlord shall have the right to inspect and audit Tenant’s books and records relating to any sublease, assignment or other transfer. Any sublease, assignment or other Transfer shall be effected on forms supplied or approved by Landlord.
     Section 9.01. Subordination. This Lease is subject and subordinate to the lien of all and any mortgages, construction and permanent financing, deeds of trust and similar security instruments (collectively, “Mortgages”) which may now or hereafter encumber or otherwise affect the real estate (including the building) of which the Premises are a part, or Landlord’s leasehold interest therein, and to all and any renewals, extensions, modifications, recastings or refinancings thereof. In confirmation of such subordination, Tenant shall, within ten (10) business days of Landlord’s request, promptly execute any requisite or appropriate certificate or other document. Tenant’s failure to timely deliver the document within ten (10) business days after Landlord’s written notice of the same, at Landlord’s option, shall be deemed an Event of Default provided, however, any applicable cure periods shall apply to such default. Such subordination agreement shall include non disturbance language to the effect that Tenant’s tenancy shall not be disturbed nor affected by any default or foreclosure under the Mortgage provided that Tenant is not in default beyond applicable cure periods under any of the Lease terms and shall otherwise be reasonably acceptable to Tenant.
Tenant agrees that in the event that any proceedings are brought for the foreclosure of any such Mortgage, Tenant shall attorn to the purchaser at such foreclosure sale, if requested to do so by such purchaser. Tenant shall also recognize such purchaser as Landlord under this Lease. Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event that any such foreclosure proceeding is prosecuted or completed. Landlord shall give Tenant prompt written notice of the transfer of the Security Deposit to the purchaser. Any attornment agreement required of Tenant shall include non-disturbance language to the effect that Tenant’s tenancy shall not be disturbed nor affected by any default or foreclosure under the Mortgage provided that Tenant is not in default beyond applicable cure periods under any of the Lease terms and shall otherwise be reasonably acceptable to Tenant.
If the Project, the Premises or any part respectively thereof is at any time subject to a Mortgage or a deed of trust or other similar instrument, and this Lease or the rents are assigned to such Mortgagee, trustee or beneficiary, and Tenant is given written notice thereof, including the post office address of such assignee, then Tenant may not seek to terminate this Lease for any default on the part of Landlord without first giving written notice to assignee of any failure by Landlord to perform any of its obligations under this Lease. Landlord shall not be in default under this Lease unless assignee fails to cure such non-performance within thirty (30) days after receipt of Tenant’s written notice sent by certified or registered mail, return receipt requested. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if

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such cure is commenced by assignee within such thirty day period and thereafter assignee diligently pursues such cure to completion.
     Section 9.02. Estoppel Certificates.
     (b) Tenant’s failure to timely deliver such statement within ten (10) business days after Landlord’s written notice of the same, at Landlord’s option, shall be deemed an Event of Default, provided, however, any applicable cure periods shall apply to such default.
     Section 11.11. Force Majeure. The time for performance of the obligations of each of the parties under this Lease (other than the obligations to pay money) shall be temporarily extended, if such party is prevented or delayed in performing such obligations by reason of an event beyond such party’s control. Events beyond such party’s control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.
     Section 11.18. Continued Tenancy.
     Landlord and Tenant agree that Tenant’s tenancy or subtenancy and occupancy of portions of the Premises began or will begin as of the dates listed beside each address below;

a) 4102, 4104, 4106, 4108 Wheeler Avenue	April 15, 1989
b) 4100 Wheeler Avenue	August 1, 1989
c) 4112 Wheeler Avenue	October 1, 1993
d) 4110 Wheeler Avenue	January 16, 1995
e) 4303 Wheeler Avenue	April 11, 1995
f) 4400, 4402, 4404 Wheeler Avenue	June 1, 2006
     The Tenant formerly known as Vie de France Corporation or its predecessors by merger have been bound by leases or subleases in favor of the Landlord or its predecessor, Duke Shirley Industrial Development, for Premises I without interruption from the dates set forth above through June 1, 2006. The Landlord and Tenant agree that, except as otherwise specifically set forth herein, the terms and conditions of Tenant’s tenancy of Premises I are amended as of June 1, 2006 and this Lease completely amends and replaces the original leases dated March 30, 1989 and August 1, 1989 and the nine addenda thereto.
     Section 11.19. 4400 and 4402 Wheeler Avenue - Second Floor. Tenant has advised Landlord that Tenant desires to remove the first and second level of the built out space used for offices, restrooms and light storage in 4400 and 4402 Wheeler Avenue. Landlord shall consent to the foregoing action upon its receipt of written plans reasonably satisfactory to Landlord. Upon the expiration or earlier termination of the Lease, the Tenant shall rebuild the office space and restrooms and other areas in accordance with the

23

original specifications for the building as the same would need to be modified so as to comply with all applicable codes, laws and regulations which are in effect at the time of reconstruction or restoration.
     If Tenant decides not to remove such built out space, Tenant shall not exceed a maximum live load of 30 lbs. per square foot when using the second level of 4400 and 4402 Wheeler Avenue.
     Section 11.20. This Addendum No. 1 is attached to and made a part of the Lease of even date between the parties hereto. Except for the terms and provisions as expressly amended herein, all other terms and provisions of the Lease shall remain in full force and effect. In the event that any inconsistency exists between the Lease and this Lease Addendum No. 1, the terms, provisions and conditions of this Addendum No. 1 shall control.
     IN WITNESS WHEREOF, the Landlord and Tenant have signed and sealed this Lease Addendum No. 1 in two counterparts each of which shall be deemed to be an original on the date specified adjacent to their signatures below and have initialed this Lease Addendum No. 1 on each page and on each page of each exhibit hereto.

LANDLORD
Duke Shirley LLC

6.7.06 Date	By: Name:	/s/ Douglas C. McPherson Douglas C. McPherson	(SEAL)
	Title:	President

TENANT
Cuisine Solutions, Inc.

06/02/06 Date	By: Name:	/s/ Thomas Gregg Thomas Gregg	(SEAL)
	Title:	President

	Attest:	/s/ Y. Tristan Kuo
Corporate Secretary

Corporate Seal

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Table of Contents for Exhibits

Exhibit A	-	Plat Outlining Premises

Exhibit B	-	SunTrust Restricted Account Agreement

Exhibit C	-	Security Agreement

Exhibit D	-	Sanitary Sewer Construction Requirements

Exhibit E	-	Tenant’s Plans for Alterations to Premises I (shows outside work)

Exhibit F	-	Roof Specifications for Restoration

Exhibit G	-	Premises I Original Specifications (also applicable for Premises II Restoration (26 pages)

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Exhibit A

Exhibit B

Restricted (Blocked) Account Agreement

TO:	Duke Shirley LLC (4305 Wheeler Avenue, Alexandria, VA)
Ladies and Gentlemen:
     This will confirm unto Duke Shirley LLC (the “Secured Party”) that Cuisine Solutions, Inc. (the “Borrower”), SunTrust Bank (“SunTrust”) and the Secured Party have agreed as follows with respect to the accounts identified on Exhibit “A” attached hereto (the “Accounts”):
1. Acknowledgment of Security Interest.
The Borrower and SunTrust acknowledge and confirm that although the Accounts shall remain in the name of the Borrower, all funds now or at any time hereafter deposited to the Accounts and all of the Borrower’s rights regarding such Accounts constitute part of the collateral in which the Borrower has granted a security interest to the Secured Party, and that SunTrust shall comply with the terms of this Restricted Account Agreement.
2. Required Actions.
From and after the effective date of this Agreement, SunTrust, the Borrower and the Secured Party agree that:
A.	SunTrust will comply with all instructions, drafts, demands, withdrawal requests and entitlement orders originated by Secured Party related to the Accounts and the disposition of all funds and financial assets credited to the Accounts without further consent by Borrower.

B.	SunTrust will not honor drafts, demands, withdrawal requests, remittance instructions or entitlement orders originated by the Borrower related to the Accounts or any and all funds or financial assets credited to the Accounts.

C.	SunTrust will hold solely for account of the Secured Party, all funds which may be on deposit in, and all financial assets credited to, the Accounts and the Secured Party shall have the right, subject to SunTrust’s standard policies and procedures then in effect, to direct SunTrust as to the disposition of all checks, other items of payment and amounts deposited in the Accounts as well as all financial assets credited to the Accounts.

D.	SunTrust will, in accordance with its standard policies and procedures then in effect, remit only upon written instructions from Secured Party all collected and available funds on deposit in the Accounts directly to the Secured Party by electronic transfer of immediately available funds in accordance with the following wire transfer instructions of Secured Party or in accordance with such other means of transfer as may be mutually agreed upon in writing by the Secured Party and SunTrust.

Borrower and Secured Party each agree to execute all agreements necessary to effect such transfer, each in form and substance satisfactory to SunTrust.

E.	SunTrust will not exercise any claims, liens, or rights of set-off against funds in or checks, financial assets or other amounts deposited in or credited to the Accounts, except for (i) SunTrust’s standard fees and charges for operating and maintaining the Accounts; (ii) amounts previously credited to the Accounts which SunTrust determines are uncollectible items and SunTrust’s standard fees and charges with respect thereto; (iii) adjustments for errors, and (iv) SunTrust’s standard fees and charges resulting from performance of this Agreement, including, without limitation, wire transfer fees. If the balance of collected funds in the Accounts is insufficient for such purposes, Borrower and Secured Party will be jointly and severally liable to SunTrust for such insufficiency and agree to reimburse SunTrust upon demand. Borrower shall pay, and be solely responsible for, all fees, costs and expenses associated with the Accounts.

F.	SunTrust will follow its usual procedures in the event any Account or any check, draft or other order for payment of money should be or become the subject of any writ, levy, order or other similar judicial or regulatory order or process. Notwithstanding any other provision of this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Borrower, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Borrower, SunTrust may act as it deems necessary (unless ordered otherwise by a court of competent jurisdiction) to comply with all applicable provisions of governing statutes and neither Borrower nor Secured Party shall assert any claim against SunTrust for so doing.

G.	At all times that there are funds in the Accounts, SunTrust shall invest all such funds and keep the same invested in: SunTrust Time Deposit(s) without early withdrawal penalty or in a SunTrust money market account.

H.	SunTrust will send copies of all monthly statements for the Accounts to the Borrower at 85 South Bragg Street, Alexandria, Virginia 22313 and to the Secured Party at 4305 Wheeler Avenue, Alexandria, Virginia 22304.

I.	SunTrust will send to both the Borrower and to the Secured Party copies of each document including but not limited to summons, subpoenas, writs, orders, notices and lawsuits received by SunTrust which are related to the Accounts.

3. Notices.
     Any direction or notice to SunTrust given or delivered hereunder shall be in writing and shall only be deemed to have been validly given or delivered upon receipt, processing and implementation by SunTrust in accordance with its standard policies and procedures then in effect. SunTrust shall be entitled to rely upon any notice or other writing received or purportedly received from the Secured Party without further investigation. All notices hereunder shall be delivered to the addresses listed below the signature line for each party to this Agreement or to such other address specified by any party in a written notice to the other parties hereto. Each notice shall also be sent to Secured Party’s counsel Malcolm M. Mitchell, Jr. at Vorys, Sater, Seymour and Pease LLP, 277 South Washington Street, Suite 310, Alexandria, Virginia 22314 and to Borrower’s counsel Angela Lee at Cooley Godward LLP, One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston Virginia 20190-5656.
4. Waiver; Indemnity.
     The Borrower and the Secured Party specifically waive all claims of any nature against SunTrust relating to losses or damages of any nature whatsoever arising from or connected to or allegedly arising from or connected to any action or failure to act by SunTrust in connection with this Agreement, unless arising from SunTrust’s gross negligence or willful misconduct. SunTrust shall not be liable for, and the Borrower and the Secured Party jointly and severally agree to defend, indemnify and hold SunTrust harmless from and against, any and all liabilities, losses, damages, costs or expenses (including, without limitation, court costs, actual attorneys’ fees and other litigation expenses) which SunTrust may incur in connection with or pursuant to this Agreement, unless arising solely from SunTrust’s own gross negligence or willful misconduct. In no event shall SunTrust be liable for losses or delays resulting from computer malfunction, interruption of communication facilities, labor difficulties or other causes beyond SunTrust’s reasonable control or for indirect, special, punitive or consequential damages. Furthermore, notwithstanding anything in this Agreement to the contrary, (i) SunTrust shall have no fiduciary duties under this Agreement or any transaction or service contemplated by the provisions hereof to any party, and (ii) SunTrust shall have no liability as a result of acting or refraining from acting in good faith on any written notice, request, or withdrawal, payment, transfer, or other instruction (including but not limited to electronically confirmed facsimiles) purportedly furnished by Secured Party in accordance with the terms hereof, in which case the parties agree that SunTrust has no duty to make any further inquiry whatsoever.
5. Representations and Warranties.
     The Secured Party and Borrower each represent and warrant to SunTrust that (i) this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation; (ii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (a) constitute or result in a breach of its certificate or articles of incorporation, by-laws or partnership agreement, as applicable, or the provisions of any material contract to which it is a party or by which it is bound or (b) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and (iii) all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained. Each of the Secured Party and Borrower agrees that it shall be deemed to make and renew each representation and warranty on and as of each day on which it uses the service.
6. Binding Effect; Termination.
     This Agreement shall be binding upon and shall inure to the benefit of SunTrust, the Borrower and the Secured Party and their respective successors and assigns. This Agreement may not be modified without the prior written consent of SunTrust, the Borrower and the Secured Party, but may be terminated by SunTrust or the Secured Party upon ten (10) days’ prior written notice to the other parties hereto. If this Agreement is terminated or the Accounts are closed at any time, SunTrust shall remit the proceeds of the Accounts or such Account being closed, as applicable, as directed by the Secured Party, all in accordance with SunTrust’s standard policies and procedures then in effect.
7. Counterparts.
     This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.
8. Interpleader.
     If at any time SunTrust, in good faith, is in doubt as to the action it should take under this Agreement, SunTrust shall have the right, at Borrower’s and Secured Party’s expense, to commence an interpleader action in the either U.S. District Court for the Eastern District of Virginia (Alexandria Division) or in the Circuit Court for the City of Alexandria, Virginia. SunTrust shall thereafter be relieved of any further liability or obligation under this Agreement.
9. Miscellaneous.
     This Agreement embodies the entire understanding and agreement by and among SunTrust, the Borrower and the Secured Party with respect to the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, or oral or written. This Agreement shall be governed in all respects by and construed in accordance with the internal laws of the Commonwealth of Virginia. The obligations of the Borrower and the Secured Party under Section 2(D) hereof and the terms of Sections 4, 8 and 10 hereof shall survive the termination of this Agreement.
10. JURY TRIAL WAIVER; CONSENT TO JURISDICTION AND VENUE.

     SUNTRUST, THE BORROWER AND THE SECURED PARTY EACH HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT (COLLECTIVELY THE “ACTION”). SUNTRUST, THE BORROWER AND THE SECURED PARTY EACH HEREBY IRREVOCABLY AGREE THAT ANY ACTION BROUGHT AGAINST IT AS A RESULT OF THIS AGREEMENT MAY BE BROUGHT AGAINST IT EITHER IN THE U.S. DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA (ALEXANDRIA DIVISION) OR IN THE CIRCUIT COURT FOR THE CITY OF ALEXANDRIA, VIRGINIA. SUNTRUST, THE BORROWER AND THE SECURED PARTY HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTIONS THAT EACH MAY HAVE TO THE LAYING OF THE VENUE OF SUCH ACTION AND ANY CLAIM THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     This Agreement shall be deemed effective as of June 2, 2006, or, if later, the date on which the final party to this Agreement executes the Agreement in the appropriate space below.
Acknowledged and Agreed to as of this 13th day of June, 2006.

SunTrust Bank

By:	/s/ Lori A. Caumeil

	Name	Lori A. Caumeil

	Title	Senior Vice President

And:	/s/ Andrew J. Dolson

	Name	Andrew J. Dolson
	Title	First Vice President and Assistant General Counsel

Contacts:	Contact Name (1)

Mailing Address

Telephone No.

Facsimile No.

Contact Name (2)

Mailing Address

Telephone No.

Facsimile No.

Acknowledged and Agreed to as of this 2nd day of June, 2006
Borrower
Cuisine Solutions, Inc. (Borrower Name)

By:	/s/ Thomas Gregg

	Name	Thomas Gregg
	Title	President
And:

Name

Title

	Address	85 South Bragg Street, Suite 600 Alexandria, VA 22312
	Attention	Thomas Gregg, President
	Telephone No.	(703)270-2900

Facsimile No.

Acknowledged and Agreed to as of this 7th day of June, 2006.
Secured Party
Duke Shirley LLC (Secured Party Name)

By:	/s/ Douglas C. McPherson

	Name	Douglas C. McPherson
	Title	President
And:

Name

Title

	Address	4305 Wheeler Avenue Alexandria, Virginia 22304
	Attention	Douglas C. McPherson, President
	Telephone No.	(703) 751-6501
	Facsimile No.	(703) 751-2891

Exhibit “A”
To
Restricted Account Agreement
Accounts:

Account Name	Account Number

Cuisine Solutions, Inc.	1000044112430

Exhibit C
SECURITY AGREEMENT
     THIS SECURITY AGREEMENT (this “Security Agreement”) is made and dated this June 02, 2006 by and among Cuisine Solutions, Inc., a Delaware corporation (“Debtor”) and Duke Shirley LLC, a Virginia limited liability company (“Secured Party”).
     RECITALS
     A. Debtor has certain Obligations (as defined below) which are, or may be from time to time, owing to Secured Party.
     B. Secured Party has required Debtor to pledge and to grant to Secured Party a security interest in and lien upon certain property of Debtor described more particularly herein to secure payment and performance of the Obligations.
     NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
     AGREEMENT
     1. Security Interest.
     Debtor hereby pledges, assigns and grants to Secured Party a security interest in the property described in Paragraph 2 below (collectively and severally, the “Collateral”) to secure payment and performance of the Obligations.
     2. Collateral.
     The Collateral shall consist of all right, title and interest of Debtor in and to, whether now existing or hereafter acquired, account no(s). 1000044112430 maintained by Debtor with SunTrust Bank, Attn: Lori Anne Caumeil, Senior V.P., CS-ACW 5002, 8330 Boone Blvd., 2nd Floor, Vienna, VA 22182 (together with all substitution, additional, and replacement accounts, collectively, the “Account”), and all funds, cash, financial assets, investment property and any other property (including checks), held in or credited to the Account, and all dividends and interest, earnings and accruals thereon, all certificates and instruments evidencing the Account, and all proceeds of the foregoing. Uncapitalized terms not otherwise defined herein are used with the same meanings as in the Uniform Commercial Code as in effect from time to time in the Commonwealth of Virginia.
     3. Obligations
     The “Obligations” secured by this Security Agreement shall consist of any and all debts, obligations, and liabilities of Debtor as Tenant under that certain Lease with Secured Party as Landlord dated June 2, 2006 for the Premises known as 4100, 4102, 4104, 4106, 4108, 4110, 4112, 4303, 4400, 4402 and 4404 Wheeler Avenue, Alexandria, Virginia (together with Lease Addendum No. 1 dated June 2, 2006, and as the Lease may be amended, modified, addended, extended or replaced from time to time, the “Lease”) and the other Transaction Documents, whether now existing or hereafter arising (whether voluntary or involuntary, whether or not jointly owed with others, whether direct or indirect, absolute or contingent, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, whether or not from time to time decreased or extinguished and later increased, created or incurred and whether or not extended, modified, rearranged, restructured, refinanced, or replaced, including without limitation, interest accruing during a bankruptcy or similar event with respect to Debtor). “Transaction Documents” means the Lease and any other agreements, instruments and writings evidencing, securing or guaranteeing the obligations of Debtor under the Lease or executed and delivered by Debtor in connection with the Lease, as any of the same may be amended, modified, addended, extended or replaced from time to time. Capitalized terms not otherwise defined herein are used with the same meanings as in the Transaction Documents.

     4. Representations and Warranties.
     In addition to all representations and warranties of Debtor set forth in the other Transaction Documents, which are incorporated herein by this reference, Debtor hereby represents and warrants that: (a) except for the security interest granted hereunder, Debtor (i) is and will at all times continue to be the direct and beneficial owner of the Collateral, (ii) holds the same free and clear of all liens except those granted under this Security Agreement, and (iii) will not dispose of or make any assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other lien on, the Collateral, other than pursuant hereto; (b) Debtor (i) has the power and authority to pledge, assign and grant the Collateral in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all liens (other than the liens created by this Security Agreement), however arising, of all persons whomsoever; (c) no consent of any other person (including stockholders or creditors of Debtor) and no consent or approval of any governmental authority or any securities exchange was or is necessary to the validity or enforceability of the pledge, assignment and grant effected hereby, except such consents as have been obtained and are in full force and effect; and (d) by virtue of the execution and delivery by Debtor of this Security Agreement and execution and delivery of a control agreement with SunTrust Bank relating to the Account, Secured Party and Debtor, Secured Party will have a first priority perfected security interest in the Collateral perfected by control.
     5. Covenants of Debtor/Rights of Secured Party. Debtor agrees (a) not to make or permit to be made any draft, demands, withdrawals, remittance instructions, entitlement orders, transfers or redemptions of financial assets from the Account; (b) not to close or terminate the Account, and (c) concurrently with delivery of periodic statements delivered to Debtor with respect to the Account, but in no event less frequently than once in each month, to cause duplicate copies to be delivered to Secured Party. With respect to any funds, checks, securities, financial assets or other investment property or other property in the Account, Secured Party may, from time to time, whether or not an Event of Default has occurred, transfer such Collateral to Secured Party and/or withdraw or cause to be withdrawn all amounts on deposit in the Account and apply the same to the Obligations in such order as the Secured Party may determine. Secured Party shall at all times have the right: (a) to exercise all voting and consent rights with respect to any Collateral consisting of securities, investment property or other financial assets, (b) to receive all cash interest payments, cash dividends declared, and cash income which is paid or delivered from time to time with respect to the securities or financial assets (“Cash Payments”), and (c) to apply Cash Payments to the Obligations in such order as Secured Party may determine. Debtor shall have no right to exercise voting or consent rights with respect to any Collateral consisting of investment property, securities or other financial assets or to receive any cash interest payments, cash dividends declared, and cash income which is paid or delivered from time to time with respect to any securities or other financial assets.
     Debtor shall pay, and be solely responsible for all fees, costs and expenses associated with the Account and, should Secured Party be charged with any such fees, costs and expenses by SunTrust Bank, such amount shall be added to, and constitute “Obligations” under this Security Agreement. Debtor shall comply with all terms of the Transaction Documents, including the funding requirements set forth therein with respect to the Account.
     6. Default
     A default under this Security Agreement shall be deemed to exist upon the occurrence of any of the following (an “Event of Default”):

a. Default in Payment. Any of the Obligations shall not be paid when due (after giving effect to any grace or cure periods).

b. Default under Transaction Documents. An Event of Default (as defined in the Lease) shall occur or Debtor shall fail to observe any other term or condition of the Transaction Documents (after giving effect to any grace or cure periods) or there shall otherwise occur any event which would permit Secured Party to accelerate amounts outstanding thereunder.

c. Debtor’s Bankruptcy. Either a court shall enter a decree or order for relief in respect of Debtor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Debtor or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days or Debtor shall commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in any voluntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of Debtor or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any action in furtherance of the foregoing.

d. Intentionally Omitted.

e. Misrepresentation by Debtor. Any representation or warranty by Debtor hereunder, under any Transaction Document or otherwise made by Debtor in connection with the Obligations shall be inaccurate or incomplete in any material respect.

f. Intentionally Omitted.

g. Existence. Debtor shall cease to be an entity, in good standing, in the jurisdiction where it is located.
     7. Remedies.

a. Upon the occurrence of an Event of Default, Secured Party may, without notice to or demand on Debtor and in addition to all rights and remedies available to Secured Party with respect to the Obligations, at law, in equity or otherwise, do any one or more of the following:

     (1) With respect to any funds, cash, checks or Cash Payments in the Account, withdraw or cause to be withdrawn all amounts on deposit in the Account and apply the same to the Obligations in such order as the Secured Party may determine or otherwise foreclose or otherwise enforce Secured Party’s security interest in any manner permitted by law or provided for in this Security Agreement; and with respect to any investment property or other Collateral held in the Account, notify the institution holding the Account to sell some or all Collateral held therein and to remit the proceeds thereof to Secured Party for application to the Obligations in such order as the Secured Party may determine, to change the name of the Account to that of Secured Party, to remit, in kind, some or all Collateral held in the Account to Secured Party, and/or otherwise foreclose or enforce Secured Party’s security interest in any manner permitted by law or provided for in this Security Agreement.
     (2) Recover from Debtor all costs and expenses, including, without limitation, reasonable attorneys’ fees (including the allocated cost of internal counsel), incurred or paid by Secured Party in exercising any right, power or remedy provided by this Security Agreement.
     (3) In connection with the disposition of any Collateral, disclaim any warranty relating to title, possession or quiet enjoyment.

b. Any deficiency with respect to the Obligations which exists after the disposition or liquidation of the Collateral shall be a continuing liability of Debtor to Secured Party and shall be immediately paid by Debtor to Secured Party.

c. Upon any sale or other disposition of Collateral pursuant to this Security Agreement, Secured Party shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral or portion thereof so sold or disposed of. Each purchaser at any such sale or other disposition (including Secured Party) shall hold the Collateral free from any claim or right of whatever kind, including any equity or right of redemption of Debtor and Debtor specifically waives (to the extent permitted by law) all rights of redemption, stay or appraisal which it has or may have under any rule of law or statute now existing or hereafter adopted.

d. Notwithstanding anything else contained in this Security Agreement, if any non-cash proceeds are received in connection with any sale or disposition of any Collateral, Secured Party shall not apply such non-cash proceeds to the Obligations unless and until such proceeds are converted to cash; provided, however, that if such non-cash proceeds are not expected on the date of receipt thereof to be converted to cash within one year after such date, Secured Party shall use commercially reasonable efforts to convert such non-cash proceeds to cash within such one year period.

     8. Cumulative Rights
     The rights, powers, and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers, and remedies given to Secured Party by virtue of any statute or rule of law (including the Uniform Commercial Code of the Commonwealth of Virginia), the Transaction Documents or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party’s security interest in the Collateral.
     9. Waiver
     Any waiver, forbearance or failure or delay by Secured Party in exercising any right, power, or remedy shall not preclude the further exercise thereof, and every right, power, or remedy of Secured Party shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by Secured Party. Debtor waives any right to require Secured Party to proceed against any person or to exhaust any Collateral or to pursue any remedy in Secured Party’s power.
     10. Power of Attorney
     The Debtor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Debtor or in the Secured Party’s own name, without notice to or assent by the Debtor, to, upon the occurrence of and continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the Commonwealth of Virginia and as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do, at the Debtor’s expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary or useful to protect, preserve or realize upon the Collateral and the Secured Party’s security interest therein, in order to effect the intent of this Security Agreement, all at least as fully and effectively as the Debtor might do.
     11. Setoff
     Debtor agrees that Secured Party may exercise its rights of setoff with respect to the Obligations.
     12. Binding Upon Successors

     All rights of Secured Party under this Security Agreement shall inure to the benefit of its successors and assigns, and all obligations of Debtor shall bind its heirs, executors, administrators, successors, and assigns. Debtor may not assign its rights and obligations under this Security Agreement without the prior written consent of Secured Party. Secured Party may assign it rights and obligations under this Security Agreement without the consent of Debtor.
     13. Entire Agreement; Severability
     This Security Agreement contains the entire security agreement between Secured Party and Debtor with respect to the subject matter hereof. If any of the provisions of this Security Agreement shall be held invalid or unenforceable, this Security Agreement shall be construed as if not containing those provisions and the rights and obligations of the parties hereto shall be construed and enforced accordingly.
     14. References
     The singular includes the plural. If more than one Debtor executes this Security Agreement, the term Debtor shall be deemed to refer to each of the undersigned Debtors as well as to all of them, and their obligations and agreements hereunder shall be joint and several.
     15. Choice of Law
     This Security Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia, without giving effect to choice of law rules, and, where applicable and except as otherwise defined herein, terms used herein shall have the meanings given them in the Uniform Commercial Code of such state.
     16. Amendment
     This Security Agreement may not be amended or modified except by a writing signed by each of the parties hereto.
     17. Addresses for Notices
     All demands, notices, and other communications to Debtor or Secured Party provided for hereunder shall be in writing or by telephone, promptly confirmed in writing, mailed, delivered, or sent by telefacsimile, addressed or sent to it to the address or telefacsimile number, as the case may be, of Debtor or Secured Party set forth beneath such party’s signature below, or to such other address as shall be designated by a party in a written notice to the other party. All such demands, notices, and other communications shall, when mailed or sent by telefacsimile, be effective when deposited in the mails, delivered or so sent, as the case may be, addressed as aforesaid.
     18. Waiver of Jury Trial.
     Debtor and Secured Party hereby waive any right to a jury trial and agree that any dispute as to this Security Agreement, the Account and the restricted account agreement shall be heard by way of a bench trial.
     19. The parties agree that the proper venue for any suit over any dispute related to this Security Agreement shall be the Circuit Court for the City of Alexandria, Virginia.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     20. Execution in Counterparts
     This Security Agreement may be executed in counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties have signed and sealed this Security Agreement in three (3) counterparts each of which shall be deemed to be an original.
     EXECUTED this June 02, 2006.
     DEBTOR:
     CUISINE SOLUTIONS, INC.
     By: /s/ Thomas Gregg                                         [SEAL]
     Name:      Thomas Gregg
     Title:        President
     Address for notices:
          85 South Bragg Street, Suite 600
          Alexandria, VA 22312
     SECURED PARTY:
     DUKE SHIRLEY LLC
     By: /s/ Douglas C. McPherson                                         [SEAL]
     Name:     Douglas C. McPherson
     Title:        President
     Address for notices:
          4305 Wheeler Avenue
          Alexandria, Virginia 22304

Exhibit D
Sanitary Main Sewer Drain Construction Requirements for
Premises II
     All construction must (i) be designed by an engineer registered in Virginia, (ii) be in accordance with all applicable laws, codes and regulations in effect at the time of construction and (iii) be constructed in accordance with the following:
1.	Tenant Designer shall extend full size sanitary main the full length of the structural bay (from the front of the tenant space to the rear of the tenant space).
2.	Said sanitary main shall be designed and installed equi-distant from demising partitions or the column lines on either side of the structural bay and shall be at least 60 inches from any structural foundation component.
3.	Said sanitary main shall connect to existing main at existing invert elevations without need of lift equipment. At the most distant end of the main, the centerline of the pipe shall be 24 inches below the finished slab elevation.
4.	Said sanitary main shall be sloped at 1/8 inch per foot.
5.	To comply with applicable code, the distant termination of said sanitary main shall be piped and vented to prevent a dead end and so as not to interfere with any roll up door. Before installation, the design for the required piping and vent must be approved by Landlord’s engineer which approval shall not be unreasonably withheld.
6.	Said sanitary main shall be provided with end-of-run cleanouts in accordance with applicable codes.
7.	Concrete floor slab shall be saw cut to 1” depth on both sides of proposed trench, and then chipped back 45 degrees on each side to allow safe excavation. After excavation and installation of sanitary main, excavation shall be backfilled with #57 stone to underside of existing slab. Repour concrete slab section with 4000 psi 28 day strength concrete with #4 reinforcing bars at 12” on long axis of area removed. Provide slab finish to match existing floor finish. Provide prefabricated, not sawed, control joints across sections at existing control joint locations.
8.	No laterals to the main shall be installed by Tenant without first obtaining the Landlord’s prior written consent to Tenant’s proposed plans and drawings both for installation and restoration. All laterals and related elements are required to be removed and the slab restored by Tenant at the expiration or other termination of the Lease Term. If Landlord consents, Tenant shall satisfy the following requirements:

a. Installation of related laterals or other associated lines below the slab shall be completed in accordance with #7 above, at least 60 inches from the nearest structural element with a foundation, and no deeper than the foundation unless reviewed and approved by Landlord’s structural engineer.
b. Installation of any floor drains or other drainage elements requiring removal of slab sections in excess of 3 feet in width or length shall be completed as follows: (i) the floor slab shall be cut to a depth of 1” on all sides of the area to be modified and the remaining slab thickness shall be saw cut or chipped out vertically, (ii) any excavation below the bottom of the slab shall be backfilled with #57 stone to the underside of the slab, (iii) the edge of the chipped slab below the 1” depth shall be covered with builder’s felt as a bond break prior to pouring the infill concrete around the new drain or element, and (iv) a prefabricated control joint shall be installed around the perimeter of the infill area.
c. Prior to tenant’s vacation of the Premises, the areas of infill concrete and drainage related elements shall be removed. Areas of subgrade settlement shall be backfilled as above, and any bond break material removed from slab edges. Concrete slab replacement shall be per #7 above with #4 reinforcing bars at 12” on center each way across entire area doweled a minimum of 8” into existing slab. Slab edges shall have a bonding agent for “wet concrete to dry concrete” applied around the perimeter of the slab opening prior to pouring concrete. Prefabricated control joints shall be installed around the perimeter of the replacement concrete slab area, and the slab finished to match existing slab.

Exhibit E

EXHIBIT F

R.D. BEAN, INC.
5105-13 Powder Mill Road
Beltsville, Maryland 20705-1900
Phone: 301-937-0260
Facsimile: 301-937-0958
Toll Free: 1-800-242-8736
DATE: 10-18-2005
DUKE SHIRLEY, LLC
4305 WHEELER AVENUE
ALEXANDRIA, VIRGINIA 22304

ATTENTION: ALEX MEDELLIN
RE:  SPECIFICATIONS FOR ROOF REPLACEMENT
1.) REMOVE EXISTING ROOF, INSULATION, CANT STRIPS AND BASE FLASHINGS ON WALLS AND EQUIPMENT CURBS AND DISPOSE OF ALL GENERATED DEBRIS.
2.) OVER THE           DECK, INSTALL ONE LAYER OF NEW 1.5" THICK POLYISOCYANURATE INSULATION, MECHANICALLY FASTENED. OVER LAY WITH ONE LAYER OF NEW 1/2" THICK PERLITE INSULATION IN HOT ASPHALT.
3.) INSTALL NEW BUILT-UP ROOFING CONSISTING OF FOUR (4) PLIES OF TYPE VI FIBERGLASS FELTS IN INTER-PLY MOPPINGS OF HOT ASPHALT.
4.) SURFACE WITH 400# OF TEXAS CHIP GRAVEL PER SQUARE.
5.) INSTALL NOMINAL 4" FIBROUS CANT STRIPS AT BASE OF WALLS AND EQUIPMENT CURBS.
6.) INSTALL ONE (1) PLY OF WHITE GRANULAR SBS BUILT-UP BASE FLASHING AT WALLS AND EQUIPMENT CURBS.
7.) FLASH PLUMBING STACKS WITH 4# LEAD.
8.) PITCH-POCKETS WILL BE FABRICATED FROM 16 OZ. COPPER.
9.) FLU-STACK (HEAT-STACK) FLASHINGS TO BE GALVANIZED STEEL.
10.) NEW GRAVEL STOPS AND WALL COPINGS WILL BE FABRICATED FROM .032 PRE-FINISHED ALUMINUM, WITH A TWENTY YEAR KYNAR FINISH. COLOR TO BE SELECTED FROM STANDARD COLOR CHART.
11.) PROVIDE A TWENTY (20) YEAR MANUFACTURER’S WARRANTY AND A TWO (2) YEAR ROOFER’S WARRANTY.
12.) REPAIR/REPLACE ANY NECESSARY METAL DECKING BY UNIT PRICING.

Exhibit G
     Original specification drawings (26 pages) not attached.